As filed with the Securities and Exchange Commission on June __, 2007
                                          Registration Statement No. 333-_______
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------

                                    FORM SB-2
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                               ------------------

                              Gulf Resources, Inc.
             (Exact name of registrant as specified in its charter)

            Delaware                                 7373                                     13-3637458
(State or Other Jurisdiction of         (Primary Standard Industrial                      (I.R.S. Employer
 Incorporation or Organization)          Classification Code Number)                    Identification Number)

                            Chenming Industrial Park
                     Shouguang City, Shandong, China 262714
                                 (212) 561-3604
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices and principal place of business)

                               ------------------

                                  Ethan Chuang
                              Gulf Resources, Inc.
                           10880 Wilshire Blvd. #2250
                              Los Angeles, CA 90024
                                  (310)470-2886
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                               ------------------

                                   Copies to:

                              Vincent McGill, Esq.
                             Eaton & Van Winkle LLP
                                  3 Park Avenue
                            New York, New York 10016
                            Telephone: (212) 779-9910
                            Telecopy: (212) 779-9928

      Approximate date of commencement of proposed sale to public: At such time or times as may be determined by the selling stockholders after this registration statement becomes effective.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

Title of Each Class of          Amount to be       Proposed Maximum           Proposed Maximum           Amount of
Securities to be Registered      Registered     Offering Price Per Unit   Aggregate Offering Price    Registration Fee
----------------------------------------------------------------------------------------------------------------------
 Common Stock, $0.001 par
      value per share          30,000,000 (1)            $2.00                $60,000,000 (2)            $ 1,842.00
----------------------------------------------------------------------------------------------------------------------

(1)   Shares that we may issue under our equity credit facility.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act.

      The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                    Subject to completion, dated June _, 2007

Preliminary Prospectus

                              Gulf Resources, Inc.

                                30,000,000 Shares
                                  Common Stock

This prospectus relates to the resale by the selling shareholders of Gulf Resources, Inc. identified in this prospectus of 30,000,000 shares of our common stock which they may acquire under our fixed-price equity credit facility.

We are not selling any shares of our common stock in this offering, and we will not receive any of the proceeds from the sale of these shares by the selling shareholders. All costs associated with this registration will be borne by us.

The selling shareholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. We do not know when or in what amounts a selling shareholder may offer shares for sale. The selling shareholders may sell some, all or none of the shares offered by this prospectus. Our common stock is quoted on the OTC Bulletin Board, or OTCBB, under the symbol "GUFR.OB." The last reported sales price for our common stock on the OTCBB on June 6, 2007, was $2.00 per share.

Investing in our common stock involves substantial risks. You should carefully consider the risk factors beginning on page __ of this prospectus before purchasing shares of our common stock.

No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. None of the proceeds from the sale of stock by the selling shareholders will be placed in escrow, trust or any similar account.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

               The date of this prospectus is ____________, 2007.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION                            1

PROSPECTUS SUMMARY                                                            2

RISK FACTORS                                                                  5

USE OF PROCEEDS                                                              11

OUR BUSINESS                                                                 11

MANAGEMENT'S DISCUSSION AND ANALYSIS                                         13

SECURITY OWNERSHIP                                                           19

SELLING STOCKHOLDERS                                                         20

PLAN OF DISTRIBUTION                                                         21

MARKET FOR OUR COMMON STOCK                                                  22

OUR DIRECTORS AND EXECUTIVE OFFICERS                                         23

EXECUTIVE COMPENSATION                                                       24

INDEMNIFICATION OF DIRECTORS                                                 26

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                               26

OUR SECURITIES                                                               26

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES                                                   27

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE                                                         28

WHERE YOU CAN FIND MORE INFORMATION                                          28

LEGAL MATTERS                                                                28

EXPERTS                                                                      28

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS                                   F-1

               Special Note Regarding Forward Looking Information

      We desire to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. This prospectus contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), that reflect management's current views and expectations with respect to our business, strategies, future results and events, and financial performance. All statements made in this prospectus other than statements of historical fact, including statements that address operating performance, events or developments that management expects or anticipates will or may occur in the future, including statements related to future reserves, cash flows, revenues, profitability, adequacy of funds from operations, statements expressing general optimism about future operating results and non-historical information, are forward-looking statements. In particular, the words "believe," "expect," "intend," "anticipate," "estimate," "plan, " "may," "will," variations of such words and similar expressions identify forward-looking statements, but are not the exclusive means of identifying such statements and their absence does not mean that the statement is not forward-looking. These forward-looking statements are subject to certain risks and uncertainties, including those discussed under "Risk Factors." Our actual results, performance or achievements could differ materially from historical results as well as those expressed in, anticipated or implied by these forward-looking statements. Except as required under the federal securities laws, we do not undertake any obligation to update forward-looking statements made by us.

      Readers should not place undue reliance on forward-looking statements which are based on management's current expectations and projections about future events, are not guarantees of future performance, are subject to risks, uncertainties and assumptions (including those described below) and apply only as of the date of this prospectus. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors" below as well as those discussed elsewhere in this prospectus, and the risks discussed in our press releases and other communications to shareholders issued by us from time to time. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                               Prospectus Summary

      This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that may be important to you. You should read the entire prospectus carefully, including the section entitled "Risk Factors," and our consolidated financial statements and the related notes to those statements included in this prospectus. This prospectus contains certain forward-looking statements. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus. Our actual results could differ materially from those discussed in this prospectus. See "Special Note Regarding Forward-Looking Information."

      As used in this prospectus, the terms "we," "our," "company" and "Gulf Resources," refers to Gulf Resources, Inc. and its wholly-owned subsidiaries, unless otherwise stated or the context requires otherwise. All information in this prospectus gives retroactive effect to a 1-for-100 reverse stock split of our common stock effected on October 23, 2006.

Our Business

      We manufacture and trade bromine and crude salt, and manufacture and sell chemical products used in oil and gas field exploration, oil and gas distribution, oil field drilling, wastewater processing, papermaking chemical agents and inorganic chemicals

      Upper Class Group Limited, incorporated in the British Virgin Islands in July 2006, acquired all the outstanding stock of Shouguang City Haoyuan Chemical Company Limited ("SCHC"), a company incorporated in Shouguang City, Shangdong Province, the People's Republic of China in May 2005. Since the ownership of Upper Class Group Limited and SCHC was then the same, the acquisition was accounted for as a transaction between entities under common control, whereby Upper Class Group Limited recognized the assets and liabilities transferred at their carrying amounts.

      On December 12, 2006, we, then known as Diversifax, Inc., a public "shell" company, acquired Upper Class Group Limited and SCHC. Under the terms of the agreement, the stockholders of Upper Class Group Limited received 26,500,000 shares of voting common stock of Gulf Resources, Inc. in exchange for all outstanding shares of Upper Class Group Limited. Under accounting principles generally accepted in the United States, the share exchange is considered to be a capital transaction rather than a business combination. That is, the share exchange is equivalent to the issuance of stock by Upper Class Group Limited for the net assets of Gulf Resources, Inc., accompanied by a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the share exchange will be identical to that resulting from a reverse acquisition, except no goodwill will be recorded. Under reverse takeover accounting, the post reverse acquisition comparative historical financial statements of the legal acquirer, Gulf Resources, Inc., are those of the legal acquiree, Upper Class Group Limited. Share and per share amounts stated have been retroactively adjusted to reflect the share exchange.

      On February 5, 2007, we acquired Shouguang Yuxin Chemical Industry Co., Limited ("SYCI"), a company incorporated in the People's Republic of China in October 2000. Under the terms of the acquisition agreement, the stockholders of SYCI received a total of 16,188,118 shares of common stock of Gulf Resources, Inc. in exchange for all outstanding shares of SYCI's common stock. Simultaneously with the completion of the acquisition, a dividend of $2,550,000 was paid to the former stockholders of SYCI. Since the ownership of Gulf Resources, Inc. and SYCI are substantially the same, the acquisition was accounted for as a transaction between entities under common control, whereby Gulf Resources, Inc. recognized the assets and liabilities of SYCI at their carrying amounts. Share and per share amounts have been retroactively adjusted to reflect the acquisition.

      As a result of our acquisitions of SCHC and SYCI, our historical financial statements, the numbers in the Summary Condensed Consolidated Financial Information below and Management's Discussion and Analysis reflect the accounts of SCHC and SYCI.

      Our executive offices are located in China at Chenming Industrial Park, Shouguang City, Shandong, People's Republic of China. Our telephone number is
(310) 470-2886. Our website address is www.gulfresourcesco.com. The information on our website is not part of this prospectus.

The Offering and Our Equity Credit Facility

      This offering relates to the resale by the selling stockholders identified in this prospectus of up to 30,000,000 shares of our common stock that we may issue and sell to them from time to time, and that they are obligated to purchase from us, at a fixed per share purchase price of $2.00, under our equity credit facility for up to $60 million. Under the agreement relating to the facility, we are obligated to file a registration for the resale of the shares acquired by the selling stockholders under that facility.

      The maximum advance we may request at any time under the facility is $10 million, so that the maximum number of shares that the selling stockholders are obligated to purchase from us on any single occasion is limited to 5 million shares, except that the obligation of each selling stockholder to purchase shares is limited to the extent that any purchase would result in that selling stockholder owning more than 9.9% of our then outstanding shares.

      We may request advances from the selling stockholders under the facility from time to time, but not more than 15 days after the most recent request. The selling stockholders are obligated to purchase shares in an amount equal to the advance we have requested on the fifth business day after our request, subject to our satisfaction of certain conditions to closing.

      The commitment period under the facility is 18 months commencing on the date the SEC declares effective the registration statement of which this prospectus is a part, subject to earlier termination (i) on the date on which the selling stockholders have purchased an aggregate amount of $60 million, or a total of 30,000,000, shares of our common stock under the facility, or (ii) on the date that (x) there occurs any stop order or suspension of the effectiveness of that registration statement for an aggregate of sixty trading days, other than due to the acts of the selling stockholders, or (y) if we fail to comply in a material respect with the covenants in the agreement and that default is not cured within thirty days after receipt of written notice from the selling stockholders.

      The issuance of shares under our equity credit facility may result in a change of control. If all or a significant block of these shares are held by one or more stockholders acting together, then such stockholder or stockholders would have enough shares to assume control of our company by electing its or their own directors. This could happen, for example, if the selling stockholders sold the shares purchased under the facility to the same purchaser.

Common Stock Offered                30,000,000 shares by selling shareholders

Offering Price                      Market price

Common Stock Outstanding            49,424,626 shares
Before the Offering

Use of Proceeds                     We will not receive any proceeds from the
                                    sale of shares of common stock, offered by the selling stockholders.

Risk Factors                        The securities offered hereby involve a high
                                    degree of risk and immediate substantial dilution. You should read carefully the factors discussed under Risk Factors beginning on page 5 and the other information included in this prospectus before investing in our securities. Several of the most significant risk factors include:

                                    o   Future sales by our stockolders may
                                        adversely affect our stock price and our ability to raise funds in new stock offerings;

                                    o   Existing shareholders will experience
                                        significant dilution from the sale of
                                        shares issued under our equity credit
                                        facility;

                                    o   The selling stockholders will acquire
                                        shares of our common stock at a fixed
                                        per share price of $2.00 under our
                                        equity credit facility which may be less than the then-prevailing market price for our common stock;

                                    o   The selling stockholders may sell the
                                        shares of common stock they acquire
                                        under equity credit facility in the
                                        public market, which sales may cause our stock price to decline; and

                                    o   The issuance of shares of our common
                                        stock under our equity credit facility
                                        could encourage short sales by third
                                        parties, which could contribute to the
                                        further decline of our stock price.

Recent Developments

      On April 7, 2007, we, acting through SCHC, acquired substantially all of the assets of Wenbo Yu in the Shouguang City Qinshuibo Area under an Asset Purchase Agreement dated April 4, 2007. These assets include a 50-year mineral rights and land lease covering 1,846 acres, or 7.5 square kilometers of real property, with proven and probable reserves of 34,400 tons of bromine being serviced by 575 wells, as well as the related production facility, the wells, the pipelines, other production equipment, and the buildings located on the property. The total purchase price for the acquired assets was $5,100,000, consisting of an aggregate of 799,286 shares of our common stock and cash in the amount $3,051,282.

      On June 8, 2007, we, acting through SCHC, aquired substantially all of the assets of Dong Hua Yang in the Dong Ying City Liu Hu Area under an Asset Purchase Agreement dated June 8, 2007. These assets include a 50-year mineral rights and land lease covering 2,317.85 acres, or 9.38 square kilometers of real property, with proven and probable reserves of 235,000 tons of bromine being serviced by 405 wells, as well as the related production facility, the wells, the pipelines, other production equipment, and the buildings located on the property. The total purchase price for the acquired assets was $6,667.538, consisting of an aggregate of 409,795 shares of our common stock and cash in the amount $4,837,233 and interest-free promissory note in the aggregate principal amount of $889,005.

              Summary Condensed Consolidated Financial Information

                                              For the years ended               For the three months ended
                                      -----------------------------------     ---------------------------------
                                       December 31,         December 31,          March 31,          March 31,
                                           2006                 2005                2007               2006
                                      --------------      ---------------     ----------------     ------------
                                                                                 (unaudited)        (unaudited)
Statement of Operations Data:
Net revenue                           $   17,825,097      $    14,344,296     $    10.063,327      $  7,458,453
Income from operations                     1,728,746            4,944,544           3,856,445         2,574,074
Net income                                 1,162,273            3,312,230           2,556,813         1,699,573
Net income per share -
basic and diluted                     $         0.04      $          0.12     $          0.06      $       0.04
Basic and diluted weighted
average number of shares                  27,017,322           26,500,000          44,091,290        43,205,440

                                        At December         At March 31,
                                         31, 2006         2007 (unaudited)
                                      ---------------     ---------------
Balance Sheet Data:
Current assets                        $     6,629,972     $     9,214,512
Working capital                               288,527           7,354,063
Total assets                                9,885,484          14,214,264
Retained earnings (unappropriated)    $     1,352,648     $     1,096,784
Total stockholders' equity            $     3,544,039     $    12,353,815

                                  Risk Factors

      You should consider carefully each of the following risk factors and all of the other information in this prospectus. The following risks relate principally to our business and the offering described in the prospectus. If any of the following risks and uncertainties develop into actual events, the business, financial condition or results of our operations could be materially adversely affected. If that happens, the trading price of our shares of common stock could decline significantly. The risk factors below contain forward-looking statements regarding the offering and our business. Actual results could differ materially from those set forth in the forward-looking statements. See "Special Note Regarding Forward-Looking Information."

Risks Relating to Our Business

The unsuccessful integration of a business or business segment we acquire could have a material adverse effect on our results.

      As part of our business strategy, we expect to acquire assets and businesses relating to or complementary to our operations. These acquisitions will involve risks commonly encountered in acquisitions. These risks include exposure to unknown liabilities of the acquired companies, additional acquisition costs and unanticipated expenses. Our quarterly and annual operating results will fluctuate due to the costs and expenses of acquiring and integrating new businesses. We may also experience difficulties in assimilating the operations and personnel of acquired businesses. Our ongoing business may be disrupted and our management's time and attention diverted from existing operations. Our acquisition strategy will likely require additional debt or equity financing, resulting in additional leverage or dilution of ownership. We cannot assure you that any future acquisition will be consummated, or that if consummated, that we will be able to integrate such acquisition successfully.

We depend on revenues from a few significant relationships, and any loss, cancellation, reduction, or interruption in these relationships could harm our business.

      In general, we have derived a material portion of our revenue from a limited number of customers. We expect that in future periods we may enter into contracts with customers which represent a significant concentration of our revenues. If such contracts were terminated, our revenues and net income could significantly decline. Our success will depend on our continued ability to develop and manage relationships with significant customers and suppliers. Any adverse change in our relationship with our customers and suppliers may have a material adverse effect on our business. Although we are attempting to expand our customer base, we expect that our customer concentration will not change significantly in the near future. We cannot be sure that we will be able to retain our largest customers and suppliers or that we will be able to attract additional customers and suppliers, or that our customers and suppliers will continue to buy our products in the same amounts as in prior years. The loss of one or more of our largest customers or suppliers, any reduction or interruption in sales to these customers or suppliers, our inability to successfully develop relationships with additional customers or suppliers or future price concessions that we may have to make, could significantly harm our business.

Attracting and retaining key personnel is an essential element of our future success.

      Our future success depends to a significant extent upon the continued service of our executive officers and other key management and technical personnel and on our ability to continue to attract, retain and motivate executive and other key employees, including those in managerial, technical, marketing and information technology support positions. Experienced management and technical, marketing and support personnel are in demand and competition for their talents is intense. The loss of the services of one or more of our key employees or our failure to attract, retain and motivate qualified personnel could have a material adverse effect on our business, financial condition and results of operations.

If we lose the services of our chairman and chief executive officer, our business may suffer.

      We are dependent on Ming Yang, our chairman and chief executive officer. The loss of his services could materially harm our business because of the cost and time necessary to retain and train a replacement. Such a loss would also divert management attention away from operational issues. We do not have key-man term life insurance policy on Mr. Yang.

Our inability to successfully manage the growth of our business may have a material adverse effect on our business, results or operations and financial condition.

      We expect to experience growth in the number of employees and the scope of our operations as a result of internal growth and acquisitions. Such activities could result in increased responsibilities for management. Our future success will be highly dependent upon our ability to manage successfully the expansion of operations. Our ability to manage and support our growth effectively will be substantially dependent on our ability to implement adequate improvements to financial, inventory, management controls, reporting, order entry systems and other procedures, and hire sufficient numbers of financial, accounting, administrative, and management personnel.

      Our future success depends on our ability to address potential market opportunities and to manage expenses to match our ability to finance operations. The need to control our expenses will place a significant strain on our management and operational resources. If we are unable to control our expenses effectively, our business, results of operations and financial condition may be adversely affected.

We will face many of the difficulties that companies in the early stage may face.

      We have a limited operating history as a chemical company, which may make it difficult for you to assess our ability to identify merger or acquisition candidates and our growth and earnings potential. Therefore, we may face many of the difficulties that companies in the early stages of their development in new and evolving markets often face as they are described below. We may continue to face these difficulties in the future, some of which may be beyond our control. If we are unable to successfully address these problems, our future growth and earnings will be negatively affected.

We cannot accurately forecast our future revenues and operating results, which may fluctuate.

      Our short operating history as a chemical company and the rapidly changing nature of the markets in which we compete make it difficult to accurately forecast our revenues and operating results. Furthermore, we expect our revenues and operating results to fluctuate in the future due to a number of factors, including the following:

      -     the success of identifying and completing mergers and acquisitions;

      - the introduction of competitive products by different or new competitors;

      -     reduced demand for any given product;

      -     difficulty in keeping current with changing technologies;

      - increased or uneven expenses, whether related to sales and marketing, product development or administration;

      - deferral of recognition of our revenue in accordance with applicable accounting principles due to the time required to complete projects; and

      -     costs related to possible acquisitions of technology or businesses.

      Due to these factors, forecasts may not be achieved, either because expected revenues do not occur or because they occur at lower prices or on terms that are less favorable to us. In addition, these factors increase the chances that our results could diverge from the expectations of investors and analysts. If so, the market price of our stock would likely decline.

We may issue shares of our capital stock or debt securities to complete an acquisition, which would reduce the equity interest of our stockholders.

      Although we have no commitments as of the date of this report to issue our securities, we will, in all likelihood, issue additional shares of our common stock or preferred stock, or a combination of common and preferred stock, to complete an acquisition. The issuance of additional shares of our common stock or any number of shares of our preferred stock may significantly reduce the equity interest of our current stockholders, may subordinate the rights of holders of our common stock if preferred stock is issued with rights senior to the common stock and may adversely affect prevailing market prices for our common stock.

      Similarly, if we issue debt securities, it could result in default and foreclosure on our assets if our operating revenues after an acquisition were insufficient to pay our debt obligations, acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contains covenants that require the maintenance of certain financial ratios or reserves and any such covenant is breached without a waiver or renegotiation of that covenant and our inability to obtain additional financing, if necessary, if the debt security contains covenants restricting our ability to obtain additional financing while such security is outstanding.

Possible conflicts of interest

      Ming Yang, our chairman, was a substantial owner of SCHC and SCYI before their acquisition by us. There may have been conflicts of interest between Ming Yang and our company as a result of such ownership interests. The terms on which we acquired SCHC and SCYI may have been different from those that would have been obtained if SCHC and SCYI were owned by unrelated parties.

Risks Related to Doing Business in the People's Republic of China

Our business operations take place primarily in the People's Republic of China. Because Chinese laws, regulations and policies are changing, our Chinese operations will face several risks summarized below.

Limitations on Chinese economic market reforms may discourage foreign investment in Chinese businesses.

      The value of investments in Chinese businesses could be adversely affected by political, economic and social uncertainties in China. The economic reforms in China in recent years are regarded by China's central government as a way to introduce economic market forces into China. Given the overriding desire of the central government leadership to maintain stability in China amid rapid social and economic changes in the country, the economic market reforms of recent years could be slowed, or even reversed.

Any change in policy by the Chinese government could adversely affect investments in Chinese businesses.

      Changes in policy could result in imposition of restrictions on currency conversion, imports or the source of supplies, as well as new laws affecting joint ventures and foreign-owned enterprises doing business in China. Although China has been pursuing economic reforms, events such as a change in leadership or social disruptions that may occur upon the proposed privatization of certain state-owned industries, could significantly affect the government's ability to continue with its reform.

We face economic risks in doing business in China.

      As a developing nation, China's economy is more volatile than that of developed Western industrial economies. It differs significantly from that of the U.S. or a Western European country in such respects as structure, level of development, capital reinvestment, resource allocation and self-sufficiency. Only in recent years has the Chinese economy moved from what had been a command economy through the 1970s to one that during the 1990s encouraged substantial private economic activity. In 1993, the Constitution of China was amended to reinforce such economic reforms. The trends of the 1990s indicate that future policies of the Chinese government will emphasize greater utilization of market forces. For example, in 1999 the Government announced plans to amend the Chinese Constitution to recognize private property, although private business will officially remain subordinate to state-owned companies, which are the mainstay of the Chinese economy. However, we cannot assure you that, under some circumstances, the government's pursuit of economic reforms will not be restrained or curtailed. Actions by the central government of China could have a significant adverse effect on economic conditions in the country as a whole and on the economic prospects for our Chinese operations.

The Chinese legal and judicial system may negatively impact foreign investors.

      In 1982, the National Peoples Congress amended the Constitution of China to authorize foreign investment and guarantee the "lawful rights and interests" of foreign investors in China. However, China's system of laws is not yet comprehensive. The legal and judicial systems in China are still rudimentary, and enforcement of existing laws is inconsistent. Many judges in China lack the depth of legal training and experience that would be expected of a judge in a more developed country. Because the Chinese judiciary is relatively inexperienced in enforcing the laws that exist, anticipation of judicial decision-making is more uncertain than would be expected in a more developed country. It may be impossible to obtain swift and equitable enforcement of laws that do exist, or to obtain enforcement of the judgment of one court by a court of another jurisdiction. China's legal system is based on written statutes; a decision by one judge does not set a legal precedent that is required to be followed by judges in other cases. In addition, the interpretation of Chinese laws may shift to reflect domestic political changes.

      The promulgation of new laws, changes to existing laws and the pre-emption of local regulations by national laws may adversely affect foreign investors. However, the trend of legislation over the last 20 years has significantly enhanced the protection of foreign investment and allowed for more control by foreign parties of their investments in Chinese enterprises. We cannot assure you that a change in leadership, social or political disruption, or unforeseen circumstances affecting China's political, economic or social life, will not affect the Chinese government's ability to continue to support and pursue these reforms. Such a shift could have a material adverse effect on our business and prospects.

      The practical effect of the Peoples Republic of China legal system on our business operations in China can be viewed from two separate but intertwined considerations. First, as a matter of substantive law, the Foreign Invested Enterprise laws provide significant protection from government interference. In addition, these laws guarantee the full enjoyment of the benefits of corporate Articles and contracts to Foreign Invested Enterprise participants. These laws, however, do impose standards concerning corporate formation and governance, which are not qualitatively different from the general corporation laws of the several states. Similarly, the accounting laws and regulations of the Peoples Republic of China mandate accounting practices which are not consistent with U.S. Generally Accepted Accounting Principles. China's accounting laws require that an annual "statutory audit" be performed in accordance with Peoples Republic of China accounting standards and that the books of account of Foreign Invested Enterprises are maintained in accordance with Chinese accounting laws.
Article 14 of the Peoples Republic of China Wholly Foreign-Owned Enterprise Law requires a Wholly Foreign-Owned Enterprise to submit certain periodic fiscal reports and statements to designated financial and tax authorities, at the risk of business license revocation. Second, while the enforcement of substantive rights may appear less clear than United States procedures, Foreign Invested Enterprises and Wholly Foreign-Owned Enterprises are Chinese registered companies, which enjoy the same status as other Chinese registered companies in business-to-business dispute resolution. Generally, the Articles of Association provide that all business disputes pertaining to Foreign Invested Enterprises are to be resolved by the Arbitration Institute of the Stockholm Chamber of Commerce in Stockholm, Sweden, applying Chinese substantive law. Any award rendered by this arbitration tribunal is, by the express terms of the respective Articles of Association, enforceable in accordance with the "United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards
(1958)." Therefore, as a practical matter, although no assurances can be given, the Chinese legal infrastructure, while different in operation from its United States counterpart, should not present any significant impediment to the operation of Foreign Invested Enterprises.

Because our principal assets are located outside of the United States and all of our directors and executive officers reside outside of the United States, it may be difficult for you to enforce your rights based on the United States Federal securities laws against us and our officers and directors in the United States or to enforce judgments of United States courts against us or them in the People's Republic of China.

      Our directors and executive officers reside outside of the United States. In addition, our operating subsidiaries and substantially all of our assets are located outside of the United States. You will find it difficult to enforce your legal rights based on the civil liability provisions of the United States Federal securities laws against us in the courts of either the United States or the People's Republic of China and, even if civil judgments are obtained in courts of the United States, to enforce such judgments in the courts of the People's Republic of China. In addition, it is unclear if extradition treaties in effect between the United States and the People's Republic of China would permit effective enforcement against us or our officers and directors of criminal penalties, under the United States Federal securities laws or otherwise.

Economic Reform Issues

      Although the Chinese government owns the majority of productive assets in China, during the past several years the government has implemented economic reform measures that emphasize decentralization and encourage private economic activity. Because these economic reform measures may be inconsistent or ineffectual, there are no assurances that:

      -     We will be able to capitalize on economic reforms;

      - The Chinese government will continue its pursuit of economic reform policies;

      -     The economic policies, even if pursued, will be successful;

      - Economic policies will not be significantly altered from time to time; and

      - Business operations in China will not become subject to the risk of nationalization.

      Since 1979, the Chinese government has reformed its economic systems. Because many reforms are unprecedented or experimental, they are expected to be refined and improved. Other political, economic and social factors, such as political changes, changes in the rates of economic growth, unemployment or inflation, or in the disparities in per capita wealth between regions within China, could lead to further readjustment of the reform measures. This refining and readjustment process may negatively affect our operations.

      Over the last few years, China's economy has registered a high growth rate. Recently, there have been indications that rates of inflation have increased. In response, the Chinese government recently has taken measures to curb this excessively expansive economy. These measures have included devaluations of the Chinese currency, the Renminbi (RMB), restrictions on the availability of domestic credit, reducing the purchasing capability of certain of its customers, and limited re-centralization of the approval process for purchases of some foreign products. These austerity measures alone may not succeed in slowing down the economy's excessive expansion or control inflation, and may result in severe dislocations in the Chinese economy. The Chinese government may adopt additional measures to further combat inflation, including the establishment of freezes or restraints on certain projects or markets.

      To date, reforms to China's economic system have not adversely impacted our operations and are not expected to adversely impact operations in the foreseeable future; however, there can be no assurance that the reforms to China's economic system will continue or that we will not be adversely affected by changes in China's political, economic, and social conditions and by changes in policies of the Chinese government, such as changes in laws and regulations, measures which may be introduced to control inflation, changes in the rate or method of taxation, imposition of additional restrictions on currency conversion and remittance abroad, and reduction in tariff protection and other import restrictions

Risks Relating to our Common Stock and our Status as a Public Company

The price of our common stock may be affected by a limited trading volume and may fluctuate significantly.

      There has been a limited public market for our common stock and we cannot assure you that an active trading market for our stock will develop or if developed, will be maintained. The absence of an active trading market may adversely affect our stockholders' ability to sell our common stock in short time periods, or possibly at all. In addition, we cannot assure you that you will be able to sell shares of common stock that you have purchased without incurring a loss. The market price of our common stock may not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value, and may not be indicative of the market price for the common stock in the future. In addition, the market price for our common stock may be volatile depending on a number of factors, including business performance, industry dynamics, and news announcements or changes in general economic conditions.

Future sales of our common stock may cause our stock price to decline.

      The sale of a large number of our shares, or the perception that such a sale may occur, for example, by the selling stockholders named in this prospectus, may lower our stock price. Such sales could make it more difficult for us to sell equity securities in the future at a time and price that we consider appropriate.

Issuance of our reserved shares of common stock may significantly dilute the equity interest of existing shareholders.

      We have reserved shares of our common stock for issuance upon exercise or conversion of stock options, warrants, or other convertible securities that are presently outstanding. We have reserved an additional 30,000,000 shares in connection with our equity credit facility. Issuance of these shares will have the effect of diluting the equity interest of our existing stockholders and may have an adverse effect on the market price of our common stock

We have not and do not anticipate paying any dividends on our common stock; because of this our securities could face devaluation in the market.

      We have paid no dividends on our common stock to date and it is not anticipated that any dividends will be paid to holders of our common stock in the foreseeable future. While our dividend policy will be based on the operating results and capital needs of the business, it is anticipated that any earnings will be retained to finance our future expansion and for the implementation of our new business plan. As an investor, you should take note of the fact that a lack of a dividend can further affect the market value of our stock, and could significantly affect the value of any investment in our Company.

We will continue to incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance requirements.

      As a public company we incur significant legal, accounting and other expenses under the Sarbanes-Oxley Act of 2002, together with rules implemented by the Securities and Exchange Commission and applicable market regulators. These rules impose various requirements on public companies, including requiring certain corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these new compliance requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

      In addition, the Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure controls and procedures. In particular, commencing in 2007, we must perform system and process evaluations and testing of our internal controls over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. Compliance with Section 404 may require that we incur substantial accounting expenses and expend significant management efforts. If we are not able to comply with the requirements of
Section 404 in a timely manner, or if our accountants later identify deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by the SEC or other applicable regulatory authorities.

Lack of management control by purchasers of the common stock offered hereby.

      As of June 10, 2007, Ming Yang, our chairman and chief executive officer, together with Shandong Haoyuan Industry Group Ltd., of which he is the controlling shareholder and chairman and chief executive officer, beneficially owned approximately 27% of our common stock. As of that date, the other beneficial owners of more than 5% of our common stock in the aggregate owned approximately an additional 48% of our common stock. As a result of this concentration of ownership, you and our other stockholders, acting alone, do not have the ability to influence the outcome of matters requiring stockholder approval, including the election of our directors or significant corporate transactions. In addition, this concentration of ownership, which is not subject to any voting restrictions, may discourage or thwart efforts by third parties to take-over or effect a change in control of our company, that may be desirable for you and are other stockholders, and may limit the price that investors are willing to pay for our common stock.

Our Board of Directors has the authority, without stockholder approval, to issue preferred stock with terms that may not be beneficial to common stock holders and with the ability to adversely affect stockholder voting power and perpetuate the board's control over the Company.

      Our certificate of incorporation authorizes the issuance of up to 1,000,000 shares of preferred stock, par value $0.001 per share. Our Board of Directors by resolution may authorize the issuance of up to 1,000,000 shares of preferred stock in one or more series with such limitations and restrictions as it may determine, in its sole discretion, with no further authorization by security holders required for the issuance thereof. The Board may determine the specific terms of the preferred stock, including: designations; preferences; conversions rights; cumulative, relative; participating; and optional or other rights, including: voting rights; qualifications; limitations; or restrictions of the preferred stock.

      The issuance of preferred stock may adversely affect the voting power and other rights of the holders of common stock. Preferred stock may be issued quickly with terms calculated to discourage, make more difficult, delay or prevent a change in control of our Company or make removal of management more difficult. As a result, the Board of Directors' ability to issue preferred stock may discourage the potential hostile acquirer, possibly resulting in beneficial negotiations. Negotiating with an unfriendly acquirer may result in, among other things, terms more favorable to us and our stockholders. Conversely, the issuance of preferred stock may adversely affect any market price of, and the voting and other rights of the holders of the common stock. We presently have no plans to issue any preferred stock.

                                 Use of Proceeds

      This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders named in this prospectus. We will not receive any proceeds from the sale of shares of common stock in this offering.

                                  Our Business

History and Organization

      From November 1993 through August 2006, we were engaged in the business of owning, leasing and operating coin and debit card pay-per copy photocopy machines, fax machines microfilm reader-printers and accessory equipment. Due to the increased use of internet services, demand for our services declined sharply, and in August 2006, our Board of Directors decided to discontinue our operations.

      On August 25, 2006, Ms. Juxiang Yu, our former officer and director, purchased from our then controlling shareholder, 362,083 shares, or approximately 70% of our then outstanding shares of common stock for an aggregate purchase price of $425,000 in accordance with the terms and conditions of a Stock Purchase Agreement, dated as of August 25, 2006 (the "Purchase Agreement"), effecting a change in the controlling interest of our company. Following the closing of that transaction, Ms.Yu was appointed to and Messrs. Horowitz and Sciambi resigned from our Board of Directors. In addition, Ms.Yu was elected to serve as our President and Secretary.

      Upper Class Group Limited, incorporated in the British Virgin Islands in July 2006, acquired all the outstanding stock of Shouguang City Haoyuan Chemical Company Limited ("SCHC"), a company incorporated in Shouguang City, Shangdong Province, the People's Republic of China in May 2005. Since the ownership of Upper Class Group Limited and SCHC was then the same, the acquisition was accounted for as a transaction between entities under common control, whereby Upper Class Group Limited recognized the assets and liabilities transferred at their carrying amounts.

      On December 12, 2006, we, then known as Diversifax, Inc., a public "shell" company, acquired Upper Class Group Limited and SCHC. Under the terms of the agreement, the stockholders of Upper Class Group Limited received 26,500,000 shares of voting common stock of Gulf Resources, Inc. in exchange for all outstanding shares of Upper Class Group Limited. Under accounting principles generally accepted in the United States, the share exchange is considered to be a capital transaction rather than a business combination. That is, the share exchange is equivalent to the issuance of stock by Upper Class Group Limited for the net assets of Gulf Resources, Inc., accompanied by a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the share exchange will be identical to that resulting from a reverse acquisition, except no goodwill will be recorded. Under reverse takeover accounting, the post reverse acquisition comparative historical financial statements of the legal acquirer, Gulf Resources, Inc., are those of the legal acquiree, Upper Class Group Limited. Share and per share amounts stated have been retroactively adjusted to reflect the share exchange.

      On February 5, 2007, we acquired Shouguang Yuxin Chemical Industry Co., Limited ("SYCI"), a company incorporated in the People's Republic of China in October 2000. Under the terms of the acquisition agreement, the stockholders of SYCI received a total of 16,188,118 shares of common stock of Gulf Resources, Inc. in exchange for all outstanding shares of SYCI's common stock. Simultaneously with the completion of the acquisition, a dividend of $2,550,000 was paid to the former stockholders of SYCI. Since the ownership of Gulf Resources, Inc. and SYCI are substantially the same, the acquisition was accounted for as a transaction between entities under common control, whereby Gulf Resources, Inc. recognized the assets and liabilities of SYCI at their carrying amounts. Share and per share amounts have been retroactively adjusted to reflect the acquisition.

      In January 2007, shareholders holding approximately 62% of the then outstanding shares, of our common stock consented in writing, without a meeting, to change our corporate name from Diversifax, Inc. to Gulf Resources, Inc. Accordingly, on February 20, 2007, we filed a Certificate of Amendment to our Certificate of Incorporation changing our corporate name to Gulf Resources, Inc.

Our Business

Shouguang City Haoyuan Chemical Company Limited

      SCHC is engaged in manufacturing and trading Bromine and Crude Salt in China. Bromine (Br2) is a halogen element and it is a red volatile liquid at standard room temperature which has reactivity between chlorine and iodine. Elemental bromine is used to manufacture a wide variety of bromine compounds used in industry and agriculture. Bromine is also used in the manufacture of fumigants, brominated flame-retardants, water purification compounds, dyes, medicines, sanitizers, inorganic bromides for photography, and other items.

      The main competitors of SCHC include Shandong Hai Hua Holding Limited, Shouguang Fu Kang Medicines Manufacturing Company Limited, Shouguang Wei Dong Chemical Company Limited, and Shandong Cai Yang Zi Salt Field Company.

      The four largest suppliers of SCHC for the period January 2006 to June 2006 were Shandong Hai Ke Sheng Li Electrochemical Company Limited, Shouguang Rui Tai Chemical Company Limited, Mao Xin Chemical Company Limited, and Heng Lian Chemical Company Limited. The five largest suppliers of SCHC for year 2005 were Shandong Hai Ke Sheng Li Electrochemical Company Limited, Shouguang Rui Tai Chemical Company Limited, Shouguang Xin Yi Fuel Trading Company Limited, Dongying City Rui Xin Chemical Company Limited, and Mao Xin Chemical Company Limited.

      The five largest customers for SCHC in year 2005 were Shouguang City Wei Dong Chemical Company Limited, Shouguang City Rui Tai Chemical Company Limited, Weifang City Lu Guang Chemical Company Limited, Shouguang City Fu Hai Chemical Company Limited, and Dongying Hong Ze Chemical Company Limited.

Shouguang Yuxin Chemical Industry Company Limited

      SYCI, a company organized under the laws of China, is engaged in manufacturing and sales of chemical products, with its headquarters located in Shouguang City at 2nd Living District, Qinghe Oil Factory, Shouguang City, Shandong Province, China. The company has certified with ISO9001-2000 and received the Quality Products and Services Guarantee Certificate from China Association for Quality, accredited by the Shandong as the Provincial Credit Enterprises and is a Class One supplier for both China Petroleum & Chemical Corporation (SINOPC) and PetroChina Company Limited. SYCI has been engaged in the product innovation and R&D projects with Shandong University, Shandong Institute of Light Industry, Southeast University and other higher education institutions. SYCI also has hired 3 college professors and 3 professionals who hold PhD degree to lead their R& D department.

      SYCI concentrates its effort on the production and sale of chemical products that are in use in oil and gas field explorations, oil and gas distribution, oil field drilling, wastewater processing, papermaking chemical agents, and inorganic chemicals. SYCI also engages in research and development of commonly used chemical products as well as medicine intermediates. Currently, SYCI's annual productions of oil and gas field exploration products and related chemicalc are over 10,000 tons, and papermaking-related chemical products are over 7,000 tons. The sales of these products are mainly distributed to large domestic papermaking manufacturers and major oilfields such as Shengli Oilfield, Daqing Oilfield, Zhongyuan Oilfield, Huabei Oilfield, and Talimu Oilfields.

Employees

      As of March 31, 2007, in addition to our officers, we had approximately 100 full-time employees.

Property

      We do not own any real property. Our executive offices are located in China at Chenming Industrial Park, Shouguang City, Shandong, People's Republic of China. The headquarters building is located on approximately 17,342 square meters of state-owned land owned by Shouguang City Wo Pu Town Ba Mian He Village. The lease for the land expires on March 31, 2054. The annual rent for the land is RMB 46,230, or approximately US$5,778.75. The building area is approximately 3,335 square meters and is owned by SCHC.

      SYCI's headquarters are located in the 2nd Living District, Shouguang City, Shandong Province, People's Republic of China. SYCI's headquarters are located on approximately 18,768 square meters of state-owned land owned by Shouguang City Houxin village. There are three buildings owned by SYCI located on the property. Two of the buildings are operational plants of steel structure with an aggregate of approximately 1,560 square meters of production space and a total of 4,000 square meters for pump rooms, boiler rooms, finished products and raw materials storage. The third building is primarily for administration and has approximately 795 square meters.

      The company has a 50 years lease on the land from April 1, 1998 to March 31, 2048 at an annual rent of 200,000RMB or $25,641.

      As a result of the Merger Transaction, the executive offices of the Company were relocated from Shennan Zhong Road, Shenzhen City, People's Republic of China to our current location, which is also the headquarters of SCHC.

Legal Proceedings

      We are not a party to any material legal proceedings.

           Management's Discussion and Analysis of Financial Condition
                           and Results of Operations

      This discussion and analysis of financial condition and results of operations should be read in conjunction with our Financial Statements included in this prospectus.

Introduction

      We, through our wholly-owned subsidiary, SCHC, manufacture and trade bromine and crude salt, and through our wholly-owned subsidiary, SYCI, manufacture and sell chemical products used in oil and gas field exploration, oil and gas distribution, oil field drilling, wastewater processing, papermaking chemical agents and inorganic chemicals

      On December 12, 2006, we acquired through a share exchange Upper Class Group Limited, a British Virgin Islands holding corporation which then owned all of the outstanding shares of SCHC. Under accounting principles generally accepted in the United States, the share exchange is considered to be a capital transaction in substance, rather than a business combination. That is, the share exchange is equivalent to the issuance of stock by Upper Class for the net monetary assets of our company, accompanied by a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the share exchange was identical to that resulting from a reverse acquisition, except no goodwill was recorded. Under reverse takeover accounting, the post reverse acquisition comparative historical financial statements of the legal acquirer, our company, are those of the legal acquiree, Upper Class Group Limited, which is considered to be the accounting acquirer. Share and per share amounts stated have been retroactively adjusted to reflect the merger.

      On February 5, 2007, we, acting through Upper Class Group Limited acquired SYCI. Since the ownership of Gulf Resources, Inc. and SYCI was then substantially the same, the transaction was accounted for as a transaction between entities under common control, whereby we recognized the assets and liabilities of SYCI at their carrying amounts. Share and per share amounts stated have been retroactively adjusted to reflect the merger.

      As a result of our acquisitions of SCHC and SYCI, our historical financial statements, the numbers in the Summary Condensed Consolidated Financial Information below and Management's Discussion and Analysis reflect the accounts of SCHC and SYCI.

Plan of Operations

      For the immediate future we intend to focus our efforts on the activities of SCHC and SYCI. Our short to mid-term strategic plan is to focus on Chinese domestic market expansion. Our long-term strategic goal is to expand our market to overseas countries.

      We may issue additional shares of our capital stock to raise additional cash for working capital during the next twelve months. We have not decided on the amount of cash needed for working capital at this point. Working capital will be used for expanding the Chinese domestic market by establishing more sales points or proprietary stores in eastern China, hiring more sales personnel and expanding current distribution channels.

      We may not be able to identify, successfully integrate or profitably manage any businesses or business segment we may acquire, or any expansion of our business. The proposed expansion may involve a number of risks, including possible adverse effects on our operating results, diversion of management attention, inability to retain key personnel, risks associated with unanticipated events and the financial statement effect of potential impairment of acquired intangible assets, any of which could have a materially adverse effect on the our condition and results of operations. In addition, if competition for acquisition candidates or assumed operations were to increase, the cost of acquiring businesses or assuming customers' operations could increase materially. Our inability to implement and manage our expansion strategy successfully may have a material adverse effect on our business and future prospects. Furthermore, through the acquisition of additional businesses, we may effect a business acquisition with a target business which may be financially unstable, under-managed, or in its early stages of development or growth. While we may, under certain circumstances, seek to effect business acquisitions with more than one target business, as a result of our limited resources, we, in all likelihood, will have the ability to effect only a single business acquisition at one time.

      We are not currently party to any contracts or other arrangements with respect to future acquisitions.

Results of Operations

Three months ended March 31, 2007 as compared to the three months ended March 31, 2006

      The following table presents certain consolidated statement of operations information derived from the consolidated statements of operations for the three months ended March 31, 2007 and 2006.

                                         Three months ended      Three months ended          Percentage
                                            March 31,2007           March 31, 2006             Change
                                            -------------           --------------             ------
Net Revenue                                  $10,063,327             $ 7,458,453                 +35%

Cost of net revenue                          $ 6,024,702             $ 4,781,647                 +26%

Gross profit                                 $ 4,038,625             $ 2,676,806                 +51%

General and administrative expenses          $   182,180             $   102,732                 +77%

Income from operations                       $ 3,856,445             $ 2,574,074                 +50%

Other income                                 $     6,842             $       420               +1529%

Income before taxes                          $ 3,863,287             $ 2,574,494                 +50%

Income Taxes                                 $ 1,306,474             $   874,921                 +49%

Net Income                                   $ 2,556,813             $ 1,699,573                 +50%

Net Revenue. Net revenue was $10,063,327 in the quarter ended March 31, 2007 ("First Quarter 2007"), an increase of $2,604,874 (or approximately 35%) from net revenue of $7,458,453 in the quarter ended March 31, 2006 ("First Quarter 2006"). The increase in net revenue was primarily attributable to continued growth in our sales of bromine which increased from $ 3,954,919 in the First Quarter of 2006 to $5,301,727 in the First Quarter 2007 primarily as a result of the completion of 280 new bromine wells during 2006. Since demand for bromine within China exceeds the available domestic supply, all our sales of bromine are made to satisfy the needs of the Chinese domestic market. A second factor contributing to the increase in sales was the expansion of petrochemical products used in biocide additives and maintenance services income, which was primarily derived from maintenance and cleaning services rendered to oil companies from October 2006 through the end of the First Quarter 2007. Total Sales of petrochemical products and maintenance services increased from $3,503,534 in the First Quarter 2006 to $4,761,600 in the First Quarter 2007.

Cost of net revenue. The reported cost of net revenue reflects raw materials consumed, direct salaries and benefits, electricity and other manufacturing costs. Our cost of net revenue was 59.9% of net revenue in the First Quarter 2007, compared to 64.1% in the First Quarter 2006, and improvement of 4.2%. This improvement was due to a number of factors, including increased efficiencies in production waste control and recycling; efficiencies in the use of electricity which increased only 11% from the First Quarter 2006 to the First Quarter 2007; the shifting of certain transportation costs to the customer which resulted in a decrease in transportation costs of 25% and the fact that the cost of direct salaries and benefits remained approximately unchanged despite the increase in net sales because of reductions and reassignments of personnel the percentage increase in the cost of net sales was significantly below the rate of increase in net sales. Also contributing to the decrease in the cost of sales as a percentage of sales in the First Quarter 2007 as compared to the First Quarter 2006 was the fact that the cost of raw material consumed in the First Quarter 2007 was only 25% above the cost of raw materials in the First Quarter 2006.

Gross Profit. Gross profit was 40.1% of net revenue in the First Quarter 2007, compared to 35.9% the First Quarter 2006, an improvement of 4.2%. This improvement was due to a number of factors as discussed above.

General and Administrative Expenses. General and administrative expenses were $182,180 in the First Quarter 2007, an increase of $79,448 (or approximately 77%) from the general and administrative expenses of $102,732 during the First Quarter 2006. This significant increase in general and administrative expenses was primarily due to SEC legal, accounting, auditing, stock transfer agent expenses of $86,339 which were associated with our February 2007 acquisition of SYCI and becoming a public company in December 2006.

Income from Operations. Income from operations was $3,856,445 in the First Quarter 2007, an increase of $1,282,371 (or approximately 50%) from income from operations of $2,574,074 in the First Quarter 2006. The increase in income from operations resulted primarily from the increase in revenues and relatively lower increase in cost of net sales as discussed above. The increase in income from operations resulted from increases in both the bromine and petrochemical divisions of the Company. In the First Quarter 2007, income from operations in the bromine division was $2,241,508, an increase of 42% from income from operations of in this division of $1,582,340 in the First Quarter 2006. In the First Quarter 2007, income from operations in the chemical products division was $1,701,276, an increase of 72% from income from operations in this division of $991,734 in the First Quarter 2006.

Other income. Other income was $6,842 in the First Quarter 2007, an increase of $6,422 (or approximately 1529%) from the other revenue of $420 during the First Quarter 2006. This significant increase in other revenue was primarily derived from and interest income through the end of the First Quarter 2007.

Net Income. Net income was $2,556,813 in the First Quarter 2007, an increase of $857,240 (or approximately 50%) from net income of $1,699,573 in the First Quarter 2006. This increase of net income in the quarter ended March 31, 2007 resulted primarily from the increase in revenues and a number of improvements in cost of net revenue as discussed above and reflects positive trends in both of the Company's divisions.

Year ended December 31, 2006 as compared to the period from May 18, 2005 through December 31, 2005

      The following table presents certain consolidated statement of operations information derived from the consolidated statements of operations for the years ended December 31, 2006 and December 31, 2005.

                                                Year ended      Period May 18, 2005 through
                                            December 31, 2006        December 31, 2005
                                            -----------------        -----------------
Net Sales                                       $17,825,097             $14,344,296

Cost of net sales                               $10,481,567             $ 9,095,301

Gross profit                                    $ 7,343,530             $ 5,248,995

General and administrative expenses             $ 5,614,784             $   304,451

Income from operations                          $ 1,728,746             $ 4,944,544

Other revenue                                   $     5,990             $       446

Income before taxes                             $ 1,734,736             $ 4,944,990

Income Taxes                                    $   572,463             $ 1,632,760

Net Income                                      $ 1,162,273             $ 3,312,230

Net Sales. Net sales were $17,825,697 in the year ended December 31, 2006 ("Fiscal 2006"), an increase of $3,480,801 (or approximately 24%) of the net sales of $14,344,296 in the period ended December 31, 2005 ("Fiscal 2005"). The increase in net sales was attributable to the production activity in Fiscal 2005 of seven months, whereas in Fiscal 2006 there were twelve months of production. Monthly production and sales in Fiscal 2006 was below that of Fiscal 2005, because the concentration of bromine in the ground decreased in Fiscal 2006 after the initial exploitation in Fiscal 2005. Furthermore, the price of bromine was more stable during Fiscal 2006. Our net sales for the period were derived wholly from the sales of bromine. No sales of crude salt were included, as all the crude salt plants were only completed in December 2006.

      The Company focused on larger value of sales transactions to increase efficiency during the year. Therefore, sales were made to the large customers with large orders. Two of the Company customers represented 74% of the total sales in Fiscal 2006 as compared to 60% in Fiscal 2005.

Cost of net sales. Cost of net sales was $10,481,567 in Fiscal 2006, an increase of $1,386,266 (or approximately 15%) from the cost of net sales of $9,095,301 in Fiscal 2005. The increase in the cost of net sales resulted from an increase in the cost of electricity. However, the cost of net sales decreased from approximately 63% of net sales in Fiscal 2005 to approximately 59% of net sales in Fiscal 2006. This improvement of cost of net sales percentage was attributable to an improved learning curve of newly trained employees, a greater final bromine yield and the introduction of an advanced integrated production process in Fiscal 2006.

      As noted above the cost of electricity increased in Fiscal 2006 to $2,738,295, as compared to $1,062,181 in Fiscal 2005. The significant increase of 158% in Fiscal 2006 compared to Fiscal 2005 was mainly due to the fact that SCHC shared electricity with its supplier, (Shengli Oilfield), and supplier recharged SCHC at a lower price in Fiscal 2005. No such sharing was in place for Fiscal 2006, and SCHC paid at the standard rate to the local electricity company. Also included in the cost of net sales is amortization of prepaid lease payments. The land that the Company uses for the manufacture of bromine is leased for 50 years ending on March 31, 2054. Cost of net sales included raw material consumed, direct salaries and welfare, and other manufacturing costs.

      Two of the Company's largest suppliers represented 74% of the total purchases in Fiscal 2006 as compared to 61% in Fiscal 2005. The top five suppliers in Fiscal 2006 represented 100% of the total purchases, whereas in Fiscal 2005, the top five suppliers represented 79% of the total purchases. The increase in percentage of top five suppliers indicates that SCHC has built up good relationships and improved our business reputation among the suppliers, thereby increasing suppliers' confidence when trading with the Company.

Gross Profit. Gross profit was $7,343,530 in Fiscal 2006, an increase of $2,094,535 (or approximately 40%) from gross profit of $5,248,995 in Fiscal 2005. The gross profit increased from approximately 37% of net sales in Fiscal 2005 to approximately 41% of net sales in Fiscal 2006. This improvement in gross profit percentage was mostly due to more effective use of raw materials and recyclable packaging materials. In addition, the increase was also attributable to the shipping costs being borne by the Company's customers.

General and Administrative Expenses. General and administrative expenses were $5,614,784 in Fiscal 2006, an increase of $5,310,333 (or approximately 1,744%) from the general and administrative expenses of $304,451 in Fiscal 2005. This significant increase in general and administrative expenses was mostly due to consulting expenses of $5,344,295 which were incurred Fiscal 2006. The company issued 4,413,450 shares of the common stock in March 2007 as a payment for consulting fees. The consulting fees accounted for 95% of total general and administrative expenses in Fiscal 2006. Unless we will have future acquisitions, we expect the general and administrative expenses to be much lower in the year ending December 31, 2007.

Income from Operations. Income from operations was $1,728,746 in Fiscal 2006, a decrease of $3,215,798 (or approximately 65%) from income from operation of $4,944,544 in Fiscal 2005. The decrease of income from operation in Fiscal 2006 resulted primarily from the increase of general and administrative expenses as discussed above.

Net Income. Net income was $1,162,273 in Fiscal 2006, a decrease of $2,149,957 (or approximately 65%) from net income of $3,312,230 in Fiscal 2005. This decrease of net income in Fiscal 2006 resulted primarily from the significant increase in the general and administrative expenses as discussed above.

Liquidity and Capital Resources

      The company meets its working capital and capital investment requirements mainly by using operating cash flows and, to a limited extent, bank loans. We believe that our cash requirements in the next twelve months will be met by our revenues from operations and our cash reserves.

Three months ended March 31, 2007

      We ended the quarter ended March 31, 2007 with a cash position of $3,309,606. During the quarter we had positive cash flow from operating activities of $1,095,573, primarily attributable to net income of $2,556,813 and an increase of taxes payable of $402,952, partially offset by an increase in deposits of $1,806,140 and accounts receivable of $195,170.

      Primarily as a result of dividend payments of $4,739,600, which was partially offset by advances from a related party of $902,119 and an increase due to parent of $318,655, we used approximately $3,468,826 in financing activities during the First Quarter 2007.

      We anticipate that our available funds and cash flows generated from operations will be sufficient to meet our anticipated needs for working capital expenditures and business expansion through March 31, 2008. We may need to raise additional funds in the future, however, in order to fund acquisitions, develop new projects, or if our business otherwise grows more rapidly than we currently predict. If we do need to raise such additional funds, we expect to raise those funds through the issuance of additional shares of our equity securities in one or more public or private offerings, or through credit facilities obtained with lending institutions. There can be no guarantee that we will be able to obtain such funding, whether through the issuance of debt or equity, on terms satisfactory to management and our board of directors.

      On May 7, 2007, we entered into a Fixed Price Standby Equity Distribution Agreement with eight investors listed therein (each, an "Investor", collectively, the "Investors"). Pursuant to the Fixed Price Standby Equity Distribution Agreement, the Company may, at its discretion, periodically sell to the Investors up to 30 million shares of the Company's common stock, par value $.001 per share, for a total purchase price of up to $60 million (a per share purchase price of $2.00 per share). The Investors' obligation to purchase shares of common stock under the Fixed Price Standby Equity Distribution Agreement is subject to certain conditions, including the Company obtaining an effective registration statement for the resale of the common stock sold under the Fixed Price Standby Equity Distribution Agreement. The maximum amount of each advance under the Fixed Price Standby Equity Distribution Agreement cannot exceed $10 million. In no event can the number of shares issued to any Investor pursuant to an advance cause any Investor to own more than 9.9% of the shares of common stock then outstanding. There can be no assurance that the Investors will honor their obligations should the Company choose to exercise its rights under the Fixed Price Standby Equity Distribution Agreement.

      On April 7, 2007, the Company acquired substantially all of the assets located in the Shouguang City Qinshuibo Area owned by Wenbo Yu in exchange for 799,286 newly issued shares of the Company's common stock and $3,051,282. The Company had paid a deposit of $1,813,000 to Wenbo Yu which is reflected as an asset on its March 31, 2007 balance sheet. The assets include a 50 year mineral rights and land lease covering 1,846 acres, or 7.5 square kilometers of real property, with proven and probable reserves of 34,400 tons of bromine being serviced by 575 wells, as well as the related production facility, the wells, the pipelines, other production equipment, and the buildings located on the property. The Company anticipates that it will be able to satisfy the balance due Wenbo Yu out of cash generated from operations.

Year ended December 31, 2006

      We ended Fiscal 2006 with a cash position of $3,725,824. We had positive cash flow from operating activities of $3,466,559, primarily attributable to net income of $1,162,273 and an increase of accounts payable and accrued expenses of $5,703,241, with an offset by an increase in accounts receivable of $834,051 and an increase of income tax receivable of $1,169,196.

      During Fiscal 2006 we used $581,665 to acquire equipment. This use of cash resulted in a reduction in the company's cash position.

      During Fiscal 2006 we used $1,674,771 in our financing activities. This use of cash was mainly due to dividend payments of $2,473,729 and $71,822 due to directors which were partially offset by capital contribution from stockholders of $936,524.

Critical Accounting Policies and Estimates

      The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      We have identified the policies below as critical to our business operations and the understanding of our financial results.

Revenue Recognition

      The Company recognizes revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104, Revenue Recognition. The Company recognizes revenue when persuasive evidence of a customer or distributor arrangement exists or acceptance occurs, receipt of goods by a customer occurs, the price is fixed or determinable, and the sales revenues are considered collectible. Subject to these criteria, the Company generally recognizes revenue at the time of shipment or delivery to the customer, and when the customer takes ownership and assumes the risk of loss based on shipping terms.

Income Taxes

      The Company accounts for income taxes under SFAS No. 109, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting from income taxes. Under the liability method, deferred income tax assets and liabilities are computed annually for temporary differences between the financial statements and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Mineral Rights

      The Company follows FASB Staff Position amending SFAS No. 141 and 142 which provides that certain mineral rights are considered tangible assets and that mineral rights should be accounted for based on their substance. Mineral rights, granted on two pieces of land located in China, are recorded at cost and are amortized ratably over the 50-year term of the land leases. This method is equivalent to the units of production method since the proven and probable reserves of 780,000 tons exceed the expected production over 50 years (8,000-12,000 tons of annual practical capacity).

Impact of Recently Issues Accounting Pronouncements

      In June 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. 48 ("FIN 48"), Accounting for Uncertainty in Income Taxes. FIN 48 prescribes detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in an enterprise's financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. Tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon adoption of FIN 48 and in subsequent periods. FIN 48 will be effective for fiscal years beginning after December 15, 2006 and the provisions of FIN 48 will be applied to all tax positions under Statement No. 109 upon initial adoption. The cumulative effect of applying the provisions of this interpretation will be reported as an adjustment to the opening balance of retained earnings for that fiscal year. The Company is currently evaluating the potential impact of FIN 48 on its consolidated financial statements.

      In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108 ("SAB No. 108") SAB No. 108 addresses the process and diversity in practice of quantifying financial statement misstatements resulting in the potential build up of improper amounts on the balance sheet. The company is required to adopt the provisions of SAB No. 108 in fiscal 2006. The adoption of SAB No. 108 did not have a material impact on its consolidated financial statements.

      In September 2006, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 157, Fair Value Measurements ("SFAS No. 157"). SFAS No. 157 establishes a framework for measuring fair value and expands disclosures about fair value measurements. The changes to current practice resulting from the application of SFAS no. 157 relate to the definition of fair value, the methods used to measure fair value, and the expanded disclosure about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company does not believe that the adoption of the provisions of SFAS No. 157 will materially impact its financial position and results of operations.

                               Security Ownership

      The following table sets forth certain information as of June 15, 2007 concerning the beneficial ownership of our common stock by (i) each person who, to our knowledge, beneficially owns more than 5% of our common stock; (ii) each of our directors and executive officers; and (iii) all of our directors and executive officers as a group. As of June 15, 2007, we had outstanding 49,424,626 shares of common stock. Under SEC rules, a person is deemed to be the beneficial owner of securities that he may acquire within 60 days upon the exercise of warrants or options, or conversion or exchange of other of our securities. The percent of common stock owned by each beneficial owner is determined assuming the acquisition by him (but not any other beneficial owner) of all shares he may acquire within 60 days upon exercise, conversion of exchange of all derivative securities. Except as otherwise indicated, the address for each beneficial owner is Chenming Industrial Park, Shouguang City, Shandong, China 262714.

Name and Address                                       Shares            Percent
----------------                                       ------            -------
Beneficial owners of more than 5%:
Ming Yang                                             5,024,400(1)        10.17%
Wenxiang Yu                                          12,963,053           26.23%
Shandong Haoyuan Industry Group Ltd.                  8,249,465           16.70%
Zhi Yang                                              3,349,600            6.78%
First Capital Limited                                 2,915,000            5.90%
China US Bridge Capital Limited                       2,650,000            5.37%
Shenzhen Dingyi Investment Company Limited            2,517,500            5.10%

Directors and Executive Officers:
Min Li                                                        0              --
Naihui Miao                                                   0              --
All directors and executive officers as a group       5,024,400(1)        10.17%

----------
(1) Does not include shares beneficially owned by Shandong Haoyuan Industry Group Ltd. ("SHIG"). Ming Yang, our Chairman and Chief Executive Officer, is the controlling shareholder and a director and Chairman and Chief Executive Officer of SHIG.

                              Selling Stockholders

      The following table presents information as of date of this prospectus concerning the number of shares beneficially owned and offered by each of the selling shareholders. The number of shares beneficially owned represents the maximum number of shares that each selling stockholder may acquire under the Fixed Price Standby Equity Distribution Agreement within 60 days after the date of this prospectus, and the number of shares offered is the maximum number of shares that each selling stockholder is obligated to purchase under that agreement. See "Prospectus Summary - The Offering and Our Equity Credit Facility."

      Each selling stockholder may offer all or part of the shares of common stock beneficially owned for resale from time to time. The table assumes that the selling shareholders will sell all of the shares offered for sale and accordingly, own no shares of common stock upon completion of the offering. A selling shareholder is under no obligation, however, to sell any shares immediately pursuant to this prospectus, nor is a selling shareholder obligated to sell all or any portion of the shares at any time. Therefore, we are not able to estimate the number of shares of common stock that will be sold pursuant to this prospectus or the number of shares that will be owned by any selling stockholder upon termination of this offering. Each selling stockholder may sell all, some or none of the shares, depending upon our results of operations, financial condition, business prospects, the market price of our common stock and market conditions generally, its need for liquidity and other factors that may influence its decision to dispose of or continue to own our shares. None of the selling shareholders have held a position or office, or had any other material relationship, with us.

                                                          Shares
                                                    Beneficially Owned
Name                                              Number           Percent       Shares Offered      Shares After Offering
----                                              ------           -------       --------------      ---------------------
Guoqiong Yu*                                    2,475,000             %             3,750,000                 None
Topgood International Limited
2nd Living District, Qinghe Oil Factory
Shouguang City, Shandong Province
P.R. China 262714

Xiaobin Liu*                                    2,475,000             %             3,750,000                 None
Total Giant Group Limited
C/o Gulf Resources, Inc.
Chenming Industrial Park
Shouguang City
Shangdong, China 262714

Chao Zhang*                                     2,475,000             %             3,750,000                 None
Total Shine Group Limited
C/o Gulf Resources, Inc.
Chenming Industrial Park
Shouguang City
Shangdong, China 262714

Dong Wang*                                      2,475,000             %             3,750,000                 None
Victory High Investments Limited
C/o Gulf Resources, Inc.
Chenming Industrial Park
Shouguang City
Shangdong, China 262714

Hanzhi Mao*                                     2,475,000             %             3,750,000                 None
Think Big Trading Limited
C/o Gulf Resources, Inc.
Chenming Industrial Park
Shouguang City
Shangdong, China 262714

Qi Huang*                                       2,475,000             %             3,750,000                 None
Arjuno Investments Ltd.
C/o Gulf Resources, Inc.
Chenming Industrial Park
Shouguang City
Shangdong, China 262714

Lidong Li*                                      2,475,000             %             3,750,000                 None
Billion Hero Investments
C/o Gulf Resources, Inc.
Chenming Industrial Park
Shouguang City
Shangdong, China 262714

Jinming Hu*                                     2,475,000             %             3,750,000                 None
Even Bright Investments Ltd.
C/o Gulf Resources, Inc.
Chenming Industrial Park
Shouguang City
Shangdong, China 262714

----------
* President and sole director of selling stockholder

                              Plan of Distribution

      The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which shares of our common stock are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when disposing of shares:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     privately negotiated transactions;

      o to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the SEC;

      o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

      o     a combination of any of these methods of sale; and

      o     any other method permitted pursuant to applicable law.

      The shares may also be sold under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

      The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

      Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

      If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

      The selling stockholders may be deemed to be, and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be, "underwriters" within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

      The selling stockholders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

      If any of the shares of common stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether any of the selling stockholders will sell all or any portion of the shares offered under this prospectus.

      We have agreed to pay all fees and expenses we incur incident to the registration of the shares being offered under this prospectus. However, each selling stockholder and purchaser is responsible for paying any discounts, commissions and similar selling expenses they incur.

      We and the selling stockholders have agreed to indemnify one another against certain losses, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act.

                           Market for Our Common Stock

      Our common stock is traded in the over-the-counter market (the OTC Bulletin Board) with quotations reported on the National Association of Securities Dealers Automatic Quotation System (NASDAQ), Small Cap Market, under the symbol "GUFR."

      The prices set forth below reflect the quarterly high and low bid price information for shares of our common stock for the periods indicated. These quotations reflect inter-dealer prices, without retail markup, markdown or commission, and may not represent actual transactions.

                                                        High                Low
                                                       -------------------------

2005

First Quarter                                           $0.01              $0.01
Second Quarter                                          $0.07              $0.01
Third Quarter                                           $0.01              $0.01
Fourth Quarter                                          $0.68              $0.01

2006

First Quarter                                           $1.00              $0.50
Second Quarter                                          $1.50              $1.00
Third Quarter                                           $5.50              $1.30
Fourth Quarter                                          $1.50              $1.10

2007
FirstQuarter                                            $4.00              $1.45
Second Quarter (through June  21, 2007                  $3.95              $1.85

      As June 15, 2007, our common stock was held of record by approximately 291 stockholders, some of whom may hold shares for beneficial owners and have not been polled to determine the extent of beneficial ownership.

      We have never paid cash dividends on our common stock. Holders of our common stock are entitled to receive dividends, if any, declared and paid from time to time by the Board of Directors out of funds legally available. We intend to retain any earnings for the operation and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Any future determination as to the payment of cash dividends will depend upon future earnings, results of operations, capital requirements, our financial condition and other factors that our Board of Directors may consider.

                      Our Directors and Executive Officers

      Our directors and executive officers are:

Name                   Age        Title
----                   ---        -----
Ming Yang              40         Chairman, Chief Executive Officer and Director
Min Li                 30         Chief Financial Officer
Naihui Miao            38         Secretary and Director

Ming Yang has served as Chairman of Shouguang City Yuxin Chemical Company Limited since July 2000. Since May 2005, Mr. Yang has served as Chairman of Shouguang City Haoyuan Chemical Company Limited, Shouguang City He Mao Yuan Bromize Company Limited, and Shouguang City Qing River Real Estate Construction Company.

Min Li has served as Chief Financial Officer for Shouguang City Haoyuan Chemical Company Limited. since January 2006. From 2004 to 2006, Mr. Li served as Manager of Financial and Asset Management Department for Shouguang City Yuxin Chemical Company Limited. From 2000 to 2004, Mr. Li served as Manager of Accounting Department for the Yang Kou Brach of the China Construction Bank.

Naihui Miao has served as Vice President of Shouguang City Haoyuan Chemical Company Limited since January 2006 . From 2005 to 2006, Mr. Miao served as Vice President of Shouguang City Yuxin Chemical Company Limited. From 1991 to 2005, Mr. Miao served as a Manager and then Vice President of Shouguang City Commercial Trading Center Company Limited.

Code of Ethics

      We have not adopted a code of ethics to apply to our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions because, until recently, we have not been an operating company. We expect to prepare a Code of Ethics in the near future.

Audit Committee

      We do not have an Audit Committee. We intend to establish an Audit Committee and such other committees as may be required when sufficient members and resources are available, and at such time as our Board of Directors will establish the Audit Committee. The Audit Committee will have a designated Audit Committee Financial Expert who will be responsible for reviewing the results and scope of the audit, and other services provided by the independent auditors, and review and evaluate the system of internal controls. No final determination has yet been made as to the memberships of these committees or when we will have sufficient members to establish the committees.

                             Executive Compensation

      The following table sets forth information with respect to the compensation of each of the named executive officers for services provided in all capacities to us and our subsidiaries in the fiscal years ended December 31, 2006 and 2005. No other executive officer or former executive officer received more than $100,000 in compensation in the fiscal years reported below. For the purposes of this table, warrants are deemed to be equivalent of stock options.

                           Summary Compensation Table

------------------------------------------------------------------------------------------------------------------------------------
      Name         Year      Salary    Bonus   Stock     Option      Non-Equity       Change in        All Other           Total
       and                    ($)       ($)   Awards     Awards    Incentive Plan   Pension Value    Compensation           ($)
    Principal                                   ($)        ($)      Compensation         and             ($)
    Position                                                            ($)         Nonqualified
                                                                                       Deferred
                                                                                     Compensation
                                                                                       Earnings
                                                                                         ($)
       (a)          (b)       (c)       (d)     (e)        (f)           (g)             (h)             (i)                (j)
------------------------------------------------------------------------------------------------------------------------------------
     Irwin         2006   $93,750 (2)   N/A     N/A    1561.31 (3)       N/A             N/A             N/A        95,311,31 (2)(3)
  Horowitz (1)     2005   $125,000 (2)                 1561.31 (3)                                                 126,561.31 (2)(3)
                   2004   $125,000 (2)                  561.31 (3)                                                 125,561.31 (2)(3)
------------------------------------------------------------------------------------------------------------------------------------
 Juxiang Yu (4)    2006   $0            N/A     N/A        N/A           N/A             N/A             N/A       $0
                   2005   N/A                                                                                      N/A
                   2004   N/A                                                                                      N/A
------------------------------------------------------------------------------------------------------------------------------------
    Ming Yang      2006   $0            N/A     N/A        N/A           N/A             N/A             N/A       $0
Chairman & Chief   2005   $0                                                                                       $0
Executive Officer  2004   N/A                                                                                      N/A
------------------------------------------------------------------------------------------------------------------------------------
     Min Li,       2006   $4,487        N/A     N/A        N/A           N/A             N/A             N/A       $4,487
 Chief Financial   2005   $4,487                                                                                   $4,487
     Officer       2004   None                                                                                     None
------------------------------------------------------------------------------------------------------------------------------------
  Naihui Miao,     2006   $4,487        N/A     N/A        N/A           N/A             N/A             N/A       $4,487
   Secretary       2005   $4.487                                                                                   $4,487
                   2004   None                                                                                     None
------------------------------------------------------------------------------------------------------------------------------------

      (1) Mr. Horowitz, our former Chairman, Chief Executive Officer and President, resigned from all offices he held in, and as a Director of, our company under the Stock Purchase Agreement, dated August 25, 2006, with Juxiang Yu.

      (2) Mr. Horowitz's salary for the years 2004, 2005 and 2006 was accrued, but has been waived by him under the Stock Purchase Agreement with Ms. Yu.

      (3) The options granted to Mr. Horowitz have been cancelled and rescinded under the Stock Purchase Agreement with Ms. Yu.

      (4) Ms. Yu resigned from all offices (President and Secretary) she held in, and as director of, our company on December 29, 2006.

      The following table indicates the total number and value of exercisable stock options held by the Named Executive Officers during the 2006 fiscal year.

               Outstanding Equity Awards at Fiscal Year-End Table

------------------------------------------------------------------------------------------------------------------------------------
                                          Option Awards                                                     Stock Awards
------------------------------------------------------------------------------------------------------------------------------------
Name                 Number of      Number of        Equity       Option      Option      Number     Market     Equity      Equity
                    Securities     Securities       incentive    Exercise   Expiration      of       Value    Incentive    Incentive
                    Underlying     Underlying         Plan         Price       Date       Shares       of        Plan        Plan
                    Unexercised    Unexercised       Awards:        ($)                  or Units    Shares     Awards:      Awards:
                      Options        Options        Number of                               of         or       Number      Market
                        (#)            (#)         Securities                              Stock     Units        of       or Payout
                    Exercisable   Unexercisable    Underlying                              That        of      Unearned     Value of
                                                   Unexercised                             Have      Stock      Shares,     Unearned
                                                    Unearned                                Not       That     Units or      Shares,
                                                     Options                              Vested      Have       Other      Units or
                                                       (#)                                  (#)       Not        Rights       Other
                                                                                                     Vested       That       Rights
                                                                                                      ($)       Have Not      That
                                                                                                                 Vested     Have Not
                                                                                                                   (#)       Vested
                                                                                                                               ($)
        (a)             (b)            (c)             (d)          (e)         (f)         (g)       (h)          (i)         (j)
------------------------------------------------------------------------------------------------------------------------------------
Ming Yang  CEO       None             None             None         None       None         None       None       None        None
------------------------------------------------------------------------------------------------------------------------------------
Min Li  CFO          None             None             None         None       None         None       None       None        None
------------------------------------------------------------------------------------------------------------------------------------
Naihui Miao          None             None             None         None       None         None       None       None        None
Secretary
------------------------------------------------------------------------------------------------------------------------------------
Irwin Horowitz,      156,131 (1)      0                N/A          0.01       (1)          None       None       None        None
Former CEO
------------------------------------------------------------------------------------------------------------------------------------
Juxiang Yu, Former   None             None             None         None       None         None       None       None        None
President
------------------------------------------------------------------------------------------------------------------------------------

      (1) The options granted to Mr. Horowitz were cancelled and rescinded under the Stock Purchase Agreement with Ms. Yu.

Employment Agreements

      On October 29, 1996, we entered into a renewable one year employment agreement with Irwin Horowitz, under which we agreed to pay him a salary of $125,000, together with an annual incentive bonus equal to a percentage, which ranged from 6% to 18%, of our pre-tax profits. The agreement was terminated under the Purchase Agreement.

      We do not have an employment agreement with our Chief Executive Officer or Chief Financial Officer.

Compensation of Directors

      Our directors did not receive compensation for their services as members of our Board of Directors in 2006, and we have continued that policy for 2007.

                          Indemnification of Directors

      Our Certificate of Incorporation eliminates the liability of a director for monetary damages for breach of duty as a director, subject to certain exceptions. In addition, our Certificate of Incorporation provides for indemnification, under certain conditions, of our directors, officers, employees and agents against all expenses, liabilities and losses reasonably incurred by them in the course of their duties. These provisions may reduce the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from suing directors for breaches of their duty of care, even though such an action, if successful, might otherwise benefit us and our stockholders.

                 Certain Relationships and Related Transactions

      On July 20, 2006, we issued a total of 250,000 shares of common stock to Irwin Horowitz, our then chief executive officer for an aggregate purchase price of $425,000 ($0.017 per share), which was applied to reduce our preexisting liability to Mr. Horowitz. Prior to the transaction, Mr. Horowitz owned approximately 64% of our then outstanding shares common stock. After the transaction, Horowitz owned approximately 81% of our then outstanding shares of common stock.

      As a result of her purchase of 362,083 shares, or approximately 70% of our then outstanding shares, of common stock, from Mr. Horowitz under the Stock Purchase Agreement, dated August 25, 2006, under the Stock Purchase Agreement, dated August 25, 2006, Juxiang Yu became an officer and director of our company

      Since December 2006, Ming Yang, a stockholder and Chairman of Shandong Haoyuan Industry Group Ltd. and chief executive officer of SYCI, has served as our chairman of the board and chief executive officer and has been a member of our board of directors, and Min Li, the chief financial officer of both Shandong Haoyuan Industry Group Ltd. and SYCI, also has served as our chief financial officer. As a result of the share exchange on December 11, 2006 in which we acquired Upper Class Group Limited and SCHC, each of Ming Yang and Wenxiang Yu acquired 5,024,400 shares, or approximately 18.6% of our then outstanding shares, of common stock, and Mr. Yang became an officer and director of our company.

      As a result of the merger on February 5, 2007, in which we acquired SYCI, Wenxiang Yu acquired an additional 7,938,653 shares of our common stock, giving him a total of 12,962,653 shares, or approximately 30% of our then outstanding shares, of common stock.

      During the fiscal year ended December 31, 2005, SCHC, our subsidiary, advanced to Shanguang Hong Ye Economic Trading Co. Ltd. ("Hong Ye"), a company organized under the laws of China, of which Ming Yang, our Chairman and Chief Executive Officer, is the controlling stockholder and an executive officer and director, approximately $1,913,000, of which approximately $1,409,000 was repaid by Hong Ye, leaving a balance of $503,787 as of December 31, 2005. During the fiscal year ended December 31, 2006, SCHC advanced approximately $1,568,000 to Hong Ye, of which approximately $1,532,000 was repaid, leaving a balance of $540,081 as of December 31, 2006. On February 27, 2007, Hong Ye repaid the remaining balance on this loan in full.

                                 Our Securities

      We are authorized to issue up to: 70,000,000 shares of common stock, $0.001 par value per share, and 1,000,000 shares of preferred stock, $0.001 par value per share. Below is a description of our outstanding securities, including our common stock, options, warrants and debt.

Preferred Stock

      Our Board of Directors expressly is authorized, subject to limitations prescribed by the Delaware General Corporation Law and the provisions of our Certificate of Incorporation, to provide, by resolution and by filing an amendment to the Certificate of Incorporation under the Delaware General Corporation Law, for the issuance from time to time of the shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and other rights of the shares of each such series and to fix the qualifications, limitations and restrictions thereon, including, but without limiting the generality of the foregoing, the following:

      a) the number of shares constituting that series and the distinctive designation of that series;

      b) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

      c) whether that series shall have voting rights, in addition to voting rights provided by law, and, if so, the terms of such voting rights;

      d) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

      e) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

      f) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

      g) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

      h) any other relative powers, preferences and rights of that series, and qualifications, limitations or restrictions on that series.

      In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of Preferred Stock of each series shall be entitled to receive only such amount or amounts as shall have been fixed by the certificate of designations or by the resolution or resolutions of the Board of Directors providing for the issuance of such series.

Common Stock

      Each holder of our common stock is entitled to one vote for each share held of record. Holders of our common stock have no preemptive, subscription, conversion, or redemption rights. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to receive our net assets pro rata. Each holder of our common stock is entitled to receive ratably any dividends declared by our board of directors out of funds legally available for the payment of dividends. We have not paid any dividends on our common stock and do not contemplate doing so in the foreseeable future. We anticipate that any earnings generated from operations will be used to finance our growth.

      As of May 10, 2007, we had outstanding 49,424,626 shares of common stock.

  Disclosure of SEC Position on Indemnification for Securities Act Liabilities

      Under Article 10 of our Restated Certificate of Incorporation, we have agreed to indemnify our officers, directors, employees and agents to the fullest extent permitted by the laws of the State of Delaware, as amended from time to time. In addition, under Section 9 of our Restated Certificate of Incorporation, our directors are not subject to personal liability to us or our stockholders for monetary damages for breach of their fiduciary duties as a director to the fullest extent provided by Delaware law. Section 102 (b) (7) of the Delaware General Corporation Law provides for the elimination off such personal liability, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our Directors, officers and controlling persons, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a Director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                Changes in and Disagreements with Accountants on
                      Accounting and Financial Disclosure

      On February 20, 2007, we appointed the firm of Morison Cogen LLP ("New Auditor") as our independent auditor and dismissed the firm of Pender Newkirk & Company LLP ("Former Auditor"), which had served as our independent auditor until that date. The New Auditor had been the auditor of UCG and SCHC prior to its engagement by the Company. The Former Auditor was our auditor prior to the acquisition of our company by UCG and SCHC.

      The reports of the Former Auditor on our financial statements for the fiscal years ended November 30, 2005 and November 30, 2006 did not contain an adverse opinion, a disclaimer of opinion or any qualifications or modifications related to uncertainty, limitation of audit scope or application of accounting principles, except that report of the Former Auditor on our financial statements for the fiscal year ended November 30, 2005 expressed "substantial doubt about our ability to continue as a going concern" and state that "The financial statements do not include any adjustments that might result from the outcome of this uncertainty". During the fiscal years ending November 30, 2005 and November 30, 2006 and the period from November 30, 2006 to February 20, 2007, the Company did not have any disagreements (within the meaning of Instruction 4 of Item 304 of Regulation S-K) with the Former Auditor as to any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure and there have been no reportable events (as defined in Item 304 of Regulation S-K).

                       Where You Can Find More Information

      We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file with the SEC at the public reference facilities the SEC maintains at Room 1024, Judiciary Plaza, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these materials by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

      The SEC also maintains a web site, the address of which is http://www.sec.gov. That site also contains our annual, quarterly and special reports, proxy statements, information statements and other information.

      This prospectus is part of a registration statement that we filed with the SEC. You can obtain a copy of the registration statement from the SEC at any address listed above or from the SEC's web site.

                                  Legal Matters

      Certain legal matters in connection with the shares of our common stock offered for resale in this prospectus have been passed upon for us by Eaton & Van Winkle LLP, 3 Park Avenue, New York, N.Y. 10016.

                                     Experts

      Morison Cogen LLP, Bala Cynwyd, Pennsylvania, has audited our consolidated financial statements for each of the years in the two-year period ended December 31, 2006, as set forth in its report, which appears herein, given upon its authority in accounting and auditing.

                   Index to Consolidated Financial Statements

                GULF RESOURCES, INC. (formerly DIVERSIFAX, INC.)
                                AND SUBSIDIARIES

                                    INDEX TO
                        CONSOLIDATED FINANCIAL STATEMENTS

                                                                        Page No.
                                                                        --------

Audited Consolidated Financial Statements for December 31, 2006
and 2005

Report of Independent Registered Public Accounting Firm                    F-2

Consolidated Balance Sheet at December 31, 2006 and December 31,
2005                                                                       F-3

Consolidated Statement of Operations for the year ended December
31, 2006 and the period May 18, 2005 (Date of Inception) through
December 31, 2005                                                          F-4

Consolidated Statement of Comprehensive Income Operations for
the for the year ended December 31, 2006 and the period May 18,
2005 (Date of Inception) through December 31, 2005                         F-5

Consolidated Statement of Stockholders' Equity for the year
ended December 31, 2006 and the period May 18, 2005 (Date of
Inception) through December 31, 2005                                       F-6

Consolidated Statement of Cash Flows for the year ended December
31, 2006 and the period May 18, 2005 (Date of Inception) through
December 31, 2005                                                          F-7

Notes to Consolidated Financial Statements                                 F-8

Unaudited Consolidated Financial Statements for the three months ended March 31, 2007:

Consolidated Balance Sheet as of March 31, 2007 (unaudited)
and December 31, 2006                                                     F-16

Consolidated Statement of Operations for the three month period
ended March 31, 2007 (unaudited) and 2006 (unaudited)                     F-17

Consolidated Statement of Comprehensive Income for the three month period ended March 31, 2007 (unaudited) and 2006
(unaudited)                                                               F-18

Consolidated Statement of Stockholders' Equity for the three
months ended March 31, 2007 (unaudited)                                   F-19

Consolidated Statement of Cash Flow for the three month
period ended March 31, 2007 (unaudited) and 2006 (unaudited)              F-20

Notes to Consolidated Financial Statements                                F-22

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors
Gulf Resources, Inc. (formerly Diversifax, Inc.) and Subsidiaries
Shouguang City, Shandong Province

We have audited the accompanying consolidated balance sheets of Gulf Resources, Inc. (formerly Diversifax, Inc.) and Subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, comprehensive income, stockholders' equity, and cash flows for the year ended December 31, 2006 and for the period May 18, 2005 (date of inception) through December 31, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Gulf Resources, Inc. (formerly Diversifax, Inc.) and Subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for the year ended December 31, 2006 and for the period May 18, 2005 (date of inception) through December 31, 2005, in conformity with accounting principles generally accepted in the United States.


/s/ MORISON COGEN LLP

Bala Cynwyd, Pennsylvania
March 2, 2007

                GULF RESOURCES, INC. (formerly DIVERSIFAX, INC.)
                                AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2006 AND 2005

                                                                2006          2005
                                                             ----------    ----------
        ASSETS

CURRENT ASSETS
  Cash                                                       $3,725,824    $2,409,781
  Accounts receivable                                         1,187,727       325,193
  Inventories                                                    53,263        89,383
  Due from related party                                        540,081       503,787
  Prepaid land lease                                             11,923           496
  Income tax receivable                                       1,111,154            --
                                                             ----------    ----------
                                                              6,629,972     3,328,640

PROPERTY, PLANT AND EQUIPMENT, Net                            2,673,281     2,220,319

PREPAID LAND LEASE, Net of current portion                      582,231        23,808
                                                             ----------    ----------

TOTAL ASSETS                                                 $9,885,484    $5,572,767
                                                             ==========    ==========

        LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable and accrued expenses                      $6,148,974    $  330,472
  Due to director                                                    --        70,924
  Due to related party                                           15,384        46,322
  Taxes payable                                                 177,087     1,325,863
                                                             ----------    ----------

TOTAL LIABILITIES                                             6,341,445     1,773,581
                                                             ----------    ----------

        STOCKHOLDERS' EQUITY

COMMON STOCK; $0.001 par value; 70,000,000 shares
  authorized; 27,017,322 and 26,500,000 shares issued and
  outstanding                                                    27,017        26,500

ADDITIONAL PAID-IN CAPITAL                                    1,355,413       419,900

RETAINED EARNINGS - UNAPPROPRIATED                            1,352,648     2,815,396

RETAINED EARNINGS - APPROPRIATED
  Statutory Common Reserve Fund                                 447,450       331,223
  Statutory Public Welfare Fund                                 223,725       165,611

CUMULATIVE TRANSLATION ADJUSTMENT                               137,786        40,556
                                                             ----------    ----------

TOTAL STOCKHOLDERS' EQUITY                                    3,544,039     3,799,186
                                                             ----------    ----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                   $9,885,484    $5,572,767
                                                             ==========    ==========

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                GULF RESOURCES, INC. (formerly DIVERSIFAX, INC.)
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                        YEAR ENDED DECEMBER 31, 2006 AND
                   THE PERIOD MAY 18, 2005 (DATE OF INCEPTION)
                            THROUGH DECEMBER 31, 2005

                                                        2006             2005
                                                    -----------      -----------

NET SALES                                           $17,825,097      $14,344,296
                                                    -----------      -----------

OPERATING EXPENSES
  Cost of net sales                                  10,481,567        9,095,301
  General and administrative expenses                 5,614,784          304,451
                                                    -----------      -----------
                                                     16,096,351        9,399,752
                                                    -----------      -----------

INCOME FROM OPERATIONS                                1,728,746        4,944,544

OTHER INCOME
  Interest income                                         5,990              446
                                                    -----------      -----------

INCOME BEFORE INCOME TAXES                            1,734,736        4,944,990

INCOME TAXES - current                                  572,463        1,632,760
                                                    -----------      -----------

NET INCOME                                          $ 1,162,273      $ 3,312,230
                                                    ===========      ===========

BASIC AND DILUTED EARNINGS PER SHARE                $      0.04      $      0.12
                                                    ===========      ===========

BASIC AND DILUTED WEIGHTED AVERAGE
  NUMBER OF SHARES                                   27,017,322       26,500,000
                                                    ===========      ===========

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                GULF RESOURCES, INC. (formerly DIVERSIFAX, INC.)
                                AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                        YEAR ENDED DECEMBER 31, 2006 AND
                   THE PERIOD MAY 18, 2005 (DATE OF INCEPTION)
                            THROUGH DECEMBER 31, 2005

                                                         2006            2005
                                                      ----------      ----------

NET INCOME                                            $1,162,273      $3,312,230

OTHER COMPREHENSIVE INCOME
  Foreign currency translation adjustment                 97,230          40,556
                                                      ----------      ----------

COMPREHENSIVE INCOME                                  $1,259,503      $3,352,786
                                                      ==========      ==========

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                GULF RESOURCES, INC. (formerly DIVERSIFAX, INC.)
                                AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                        YEAR ENDED DECEMBER 31, 2006 AND
                   THE PERIOD MAY 18, 2005 (DATE OF INCEPTION)
                            THROUGH DECEMBER 31, 2005

                                                                                                           Statutory
                                                          Number          Common         Additional          Common
                                                        of Shares          Stock       Paid-in Capital    Reserve Fund
                                                       -----------      -----------    ---------------    ------------
BALANCE AT MAY 18, 2005 (DATE OF INCEPTION)                     --      $        --      $        --       $        --

Initial capitalization                                  26,500,000           26,500          419,900                --

Transfer to reserve funds                                       --               --               --           331,223

Cumulative translation adjustment                               --               --               --                --

Net income for the period ended December 31, 2005               --               --               --                --
                                                       -----------      -----------      -----------       -----------

BALANCE AT DECEMBER 31, 2005                            26,500,000           26,500          419,900           331,223

Issuance of common stock at merger                         517,322              517             (517)               --

Capital contribution                                            --               --          936,030                --

Transfer to reserve funds                                       --               --               --           116,227

Cumulative translation adjustment                               --               --               --                --

Dividend distribution                                           --               --               --                --

Net income for the year ended December 31, 2006                 --               --               --                --
                                                       -----------      -----------      -----------       -----------

                                                        27,017,322      $    27,017      $ 1,355,413       $   447,450
                                                       ===========      ===========      ===========       ===========

                                                        Statutory         Retained         Cumulative
                                                          Public          Earnings         Translation
                                                       Welfare Fund       (Deficit)         Adjustment          Total
                                                       ------------      -----------       -----------      -----------
BALANCE AT MAY 18, 2005 (DATE OF INCEPTION)             $        --      $        --       $        --      $        --

Initial capitalization                                           --               --                --          446,400

Transfer to reserve funds                                   165,611         (496,834)               --               --

Cumulative translation adjustment                                --                             40,556           40,556

Net income for the period ended December 31, 2005                --        3,312,230                --        3,312,230
                                                        -----------      -----------       -----------      -----------

BALANCE AT DECEMBER 31, 2005                                165,611        2,815,396            40,556        3,799,186

Issuance of common stock at merger                               --               --                --               --

Capital contribution                                             --               --                --          936,030

Transfer to reserve funds                                    58,114         (174,341)               --               --

Cumulative translation adjustment                                --               --            97,230           97,230

Dividend distribution                                            --       (2,450,680)               --       (2,450,680)

Net income for the year ended December 31, 2006                  --        1,162,273                --        1,162,273
                                                        -----------      -----------       -----------      -----------

                                                        $   223,725      $ 1,352,648       $   137,786      $ 3,544,039
                                                        ===========      ===========       ===========      ===========

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                GULF RESOURCES, INC. (formerly DIVERSIFAX, INC.)
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                        YEAR ENDED DECEMBER 31, 2006 AND
                   THE PERIOD MAY 18, 2005 (DATE OF INCEPTION)
                            THROUGH DECEMBER 31, 2005

                                                             2006            2005
                                                         -----------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                             $ 1,162,273     $ 3,312,230
  Adjustments to reconcile net income
    to net cash provided by operating activities
      Depreciation and amortization                          213,092         108,605
      (Increase) decrease in assets
        Accounts receivable                                 (834,051)       (321,259)
        Inventories                                           38,346         (88,302)
        Prepaid land lease                                  (558,787)        (24,500)
        Income tax receivable                             (1,088,359)             --
      Increase (decrease) in liabilities
        Accounts payable and accrued expenses              5,703,241         326,474
        Taxes payable                                     (1,169,196)      1,309,824
                                                         -----------     -----------

  Net cash provided by operating activities                3,466,559       4,623,072
                                                         -----------     -----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property, plant and equipment                 (581,665)     (2,301,576)
                                                         -----------     -----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Increase (decrease) in due to/from director                (71,822)         70,066
  Capital contribution                                       936,524         441,000
  Advances from related party                                (65,744)       (451,931)
  Dividends paid                                          (2,473,729)             --
                                                         -----------     -----------

  Net cash provided by (used in) financing activities     (1,674,771)         59,135
                                                         -----------     -----------

EFFECTS OF EXCHANGE RATE CHANGE ON CASH                      105,920          29,150
                                                         -----------     -----------

NET INCREASE  IN CASH                                      1,316,043       2,409,781

CASH - BEGINNING OF PERIOD                                 2,409,781              --
                                                         -----------     -----------

CASH - END OF PERIOD                                     $ 3,725,824     $ 2,409,781
                                                         ===========     ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION
    Cash paid during the period for:

      Income taxes                                       $ 2,580,363     $   735,701
                                                         ===========     ===========

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                GULF RESOURCES, INC. (formerly DIVERSIFAX, INC.)
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2006 AND 2005

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Upper Class Group Limited was incorporated with limited liability in the British Virgin Islands on July 28, 2006 and was inactive until October 9, 2006 when Upper Class Group Limited acquired all the issued and outstanding stock of Shouguang City Haoyuan Chemical Company Limited ("SCHC"). SCHC is an operating company incorporated in Shouguang City, Shangdong Province, the People's Republic of China (the "PRC") on May 18, 2005. Since the ownership of Upper Class Group Limited and SCHC were the same, the merger was accounted for as a transaction between entities under common control, whereby Upper Class Group Limited recognized the assets and liabilities transferred at their carrying amounts.

On December 12, 2006, Gulf Resources, Inc. (formerly Diversifax, Inc.), a public "shell" company, acquired Upper Class Group Limited and its wholly-owned subsidiary, SCHC (together "Upper Class"). Under the terms of the agreement, all stockholders of Upper Class Group Limited received a total amount of 26,500,000 shares of voting common stock of Gulf Resources, Inc. in exchange for all shares of Upper Class Group Limited common stock held by all stockholders. Under accounting principles generally accepted in the United States, the share exchange is considered to be a capital transaction in substance, rather than a business combination. That is, the share exchange is equivalent to the issuance of stock by Upper Class Group Limited for the net monetary assets of Gulf Resources, Inc., accompanied by a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the share exchange will be identical to that resulting from a reverse acquisition, except no goodwill will be recorded. Under reverse takeover accounting, the post reverse acquisition comparative historical financial statements of the legal acquirer, Gulf Resources, Inc., are those of the legal acquiree, Upper Class Group Limited and Subsidiary, which are considered to be the accounting acquirer. Share and per share amounts stated have been adjusted to reflect the merger.

Nature of the Business

Gulf Resources, Inc. and Subsidiary (the "Company"), manufactures and trades bromine and crude salt.

Reporting Currency

The Company's functional currency is Renminibi ("RMB"); however, the reporting currency is the United States dollar ("USD").

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the use of estimates based on management's knowledge and experience. The more significant areas requiring the use of management estimates and assumptions relate to mineral reserves that are the basis for future cash flow estimates and units-of-production depreciation and amortization calculations. Accordingly, actual results could differ from those estimates.

Foreign Currency Translation

Assets and liabilities of the Company have been translated using the exchange rate at the balance sheet date. The average exchange rate for the period has been used to translate revenues and expenses. Translation adjustments are reported separately and accumulated in a separate component of equity (cumulative translation adjustment).

Comprehensive Income

The Company follows the Statement of Financial Accounting Standard ("SFAS") No. 130, Reporting Comprehensive Income. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income.

                GULF RESOURCES, INC. (formerly DIVERSIFAX, INC.)
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2006 AND 2005

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value of Financial Instruments

The fair value of financial instruments classified as current assets or liabilities, including cash, receivables, payables and due to director, approximates carrying value due to the short-term maturity of the instruments.

Concentration of Credit Risk

Certain financial instruments potentially subject the Company to concentrations of credit risk. These financial instruments consist primarily of cash and accounts receivable. The Company places its temporary cash investments with high credit quality financial institutions to limit its credit exposure. Concentrations of credit risk with respect to accounts receivable are limited since the Company performs ongoing credit evaluations of its customers' financial condition and due to the generally short payment terms.

Accounts Receivable

The Company considers accounts receivable to be fully collectible; accordingly, the Company has not provided for an allowance for doubtful accounts. As amounts become uncollectible, they will be charged to an allowance or operations in the period when a determination of uncollectibility is made.

Revenue Recognition

In accordance with Securities and Exchange Commission ("SEC") Staff Accounting Bulletin ("SAB") No. 104, Revenue Recognition, the Company recognizes revenue when persuasive evidence of a customer or distributor arrangement exists or acceptance occurs, receipt of goods by customer occurs, the price is fixed or determinable, and the sales revenues are considered collectible. Subject to these criteria, the Company generally recognizes revenue at the time of shipment or delivery to the customer, and when the customer takes ownership and assumes risk of loss based on shipping terms.

Asset Retirement Obligation

The Company follows SFAS No. 143, Accounting for Asset Retirement Obligations, which established a uniform methodology for accounting for estimated reclamation and abandonment costs. SFAS No. 143 requires the fair value of a liability for an asset retirement obligation to be recognized in the period in which the legal obligation associated with the retirement of the long-lived asset is incurred. When the liability is initially recorded, the offset is capitalized by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. To settle the liability, the obligation is paid, and to the extent there is a difference between the liability and the amount of cash paid, a gain or loss upon settlement is recorded. Currently, there are no reclamation or abandonment obligations associated with the land being utilized for exploitation.

Recoverability of Long Lived Assets

The Company follows SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The Company is not aware of any events or circumstances which indicate the existence of an impairment which would be material to the Company's annual financial statements.

                GULF RESOURCES, INC. (formerly DIVERSIFAX, INC.)
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2006 AND 2005

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Mineral Rights

The Company follows FASB Staff Position amending SFAS No. 141 and 142 which provides that certain mineral rights are considered tangible assets and that mineral rights should be accounted for based on their substance. Mineral rights are included in property, plant and equipment.

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is provided to write off the cost of property, plant and equipment over their estimated useful lives using the straight-line method at the following rates per annum:

            Buildings                                          20 years
            Plant and machinery                                 8 years
            Mineral rights                                     50 years
            Office furniture and equipment                      8 years

The gain or loss arising on the disposal or retirement of an asset is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognized in the income statement.

Mineral rights, granted on two pieces of land located in the PRC, are recorded at cost. Mineral rights are amortized ratably over the 50 year term of the leases. This method is equivalent to the units of production method since the proven and probable reserves of 780,000 tons exceed the expected production over 50 years (8,000 - 12,000 tons of annual practical capacity).

Construction in progress represents manufacturing plants under construction. Construction in progress is stated at cost which includes the cost of construction and purchase cost of plant and machinery. Construction in progress for manufacturing plants is transferred to property, plant and equipment on the commissioning date. Manufacturing plants are considered to be commissioned when they are capable of producing saleable quality output in commercial quantities on an ongoing basis.

Prepaid Land Lease

Prepaid land lease is stated at cost and amortized over the period of the lease on the straight-line basis.

Inventories

Inventories are stated at the lower of cost and net realizable value. Cost which comprises direct materials and, where applicable, direct labor costs and those overhead costs that have been incurred in bringing the inventories and work in progress to their present locations and condition, is calculated using the first-in, first-out method. Net realizable value is based on estimated selling prices less estimated selling expenses.

Income Taxes

The Company accounts for income taxes under SFAS No. 109, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Under the liability method, deferred income tax assets and liabilities are computed annually for temporary differences between the financial statements and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

                GULF RESOURCES, INC. (formerly DIVERSIFAX, INC.)
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2006 AND 2005

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Employee Benefits

The Company participates in employee social security plans, including pension, medical, housing and other welfare benefits, organized by the government authorities in accordance with relevant regulations. Except for the above social security benefits, the Company has no additional commitment to other employee welfare benefits.

According to the relevant regulations, premium and welfare benefit contributions are remitted to the social welfare authorities and are calculated based on percentages of the total salary of employees, subject to a certain ceiling. Contributions to the plans are charged to the income statement as incurred.

Shipping and Handling Fees and Costs

The Company follows Emerging Issues Task Force ("EITF") No. 00-10, Accounting for Shipping and Handling Fees and Costs. The Company does not charge its customers for shipping and handling. The Company classifies shipping and handling costs as part of the cost of net sales. For the year ended December 31, 2006 and for the period ended December 31, 2005, shipping and handling costs were $237,662 and $362,465, respectively.

Start-up Costs

Start-up costs are expensed when incurred.

Advertising Costs

Advertising costs are expensed as incurred.

Recently Issued Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board ("FASB") issued interpretation No. 48 ("FIN 48"), Accounting for Uncertainty in Income Taxes. FIN 48 prescribes detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in an enterprise's financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. Tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. FIN 48 will be effective for fiscal years beginning after December 15, 2006 (our fiscal year 2008) and the provisions of FIN 48 will be applied to all tax positions under Statement No. 109 upon initial adoption. The cumulative effect of applying the provisions of this interpretation will be reported as an adjustment to the opening balance of retained earnings for that fiscal year. The Company is currently evaluating the potential impact of FIN 48 on its consolidated financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108 ("SAB No. 108"). SAB No. 108 addresses the process and diversity in practice of quantifying financial statement misstatements resulting in the potential build up of improper amounts on the balance sheet. The Company is required to adopt the provisions of SAB No. 108 in fiscal 2006. The adoption of SAB No. 108 did not have a material impact on their consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements ("SFAS No. 157"). SFAS No. 157 establishes a framework for measuring fair value and expands disclosures about fair value measurements. The changes to current practice resulting from the application of this Statement relate to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurements. The Statement is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company does not believe that the adoption of the provisions of SFAS No. 157 will materially impact their financial position and results of operations.

                GULF RESOURCES, INC. (formerly DIVERSIFAX, INC.)
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2006 AND 2005

NOTE 2 - INVENTORIES

Inventories consist entirely of raw materials used in the production of bromine.

NOTE 3 - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

                                                   2006            2005
                                                ----------      ----------

      Buildings                                 $  413,697      $   71,982
      Plant and machinery                        2,068,064       1,622,595
      Mineral rights                               501,326         484,784
      Office furniture and equipment                19,432          18,795
                                                ----------      ----------
                                                 3,002,519       2,198,156
      Less: Accumulated depreciation               329,238         108,605
                                                ----------      ----------
                                                 2,673,281       2,089,551
      Construction in progress                          --         130,768
                                                ----------      ----------

                                                $2,673,281      $2,220,319
                                                ==========      ==========

Depreciation and amortization expense for the year ended December 31, 2006 and for the period ended December 31, 2005 was $213,092 and $108,605.

NOTE 4 - PREPAID LAND LEASE

The prepaid land lease represents land use rights granted for the usage of three pieces of land located in the PRC for a term of 50 years. The prepaid lease is amortized on a straight-line basis over the term of the lease.

NOTE 5 - DUE FROM RELATED COMPANY

Amount represents receivable due from a company whose stockholder and director is also a stockholder and director of the Company. The amount was repaid in full to the Company on February 27, 2007.

NOTE 6 - DUE TO DIRECTOR

The amount due is unsecured, interest-free and with no stated repayment terms.

NOTE 7 - DUE TO RELATED PARTY

Amount represents payable due to a company whose stockholder and director is also a stockholder and director of the Company.

                GULF RESOURCES, INC. (formerly DIVERSIFAX, INC.)
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2006 AND 2005

NOTE 8 - RETAINED EARNINGS - APPROPRIATED

In accordance with the relevant PRC regulations and the Company's Articles of Association, the Company is required to allocate its profit after tax to the following reserves:

Statutory Common Reserve Funds

The Company is required each year to transfer 10% of the profit after tax as reported under the PRC statutory financial statements to the statutory common reserve funds until the balance reaches 50% of the registered share capital. This reserve can be used to make up any loss incurred or to increase share capital. Except for the reduction of losses incurred, any other application should not result in this reserve balance falling below 25% of the registered capital.

Statutory Public Welfare Funds

The Company is required each year to transfer 5% of the profit after tax as reported under the PRC statutory financial statements to the statutory public welfare funds. This reserve is restricted to capital expenditure for employees' collective welfare facilities that are owned by the Company. The statutory public welfare funds are not available for distribution to the stockholders (except on liquidation). Once capital expenditure for staff welfare facilities has been made, an equivalent amount must be transferred from the statutory public welfare funds to the discretionary common reserve funds.

NOTE 9 - OPERATING LEASE COMMITMENTS

The Company was obligated under a noncancellable operating lease for rental of motor vehicles expiring December 31, 2006 for annual minimum lease payments of approximately $15,000. The lease expired December 31, 2006, with an option to renew the lease. The lease was not renewed as of December 31, 2006.

The rent expense for the year ended December 31, 2006 and for the period ended December 31, 2005 was approximately $15,000.

NOTE 10 - INCOME TAXES

As discussed in Note 1, the Company utilizes the asset and liability method of accounting for income taxes in accordance with SFAS No. 109. The statutory PRC tax rate of 33% is equivalent to the Company's effective tax rate.

No provision for deferred taxes has been made as there were no material temporary differences at December 31, 2006 and 2005.

NOTE 11 - MAJOR SUPPLIER

During 2006, the Company purchased 77% of its products from three suppliers. At December 31, 2006, amounts due to those suppliers included in accounts payable were $641,232. This concentration makes the Company vulnerable to a near-term severe impact, should the relationships be terminated.

During 2005, the Company purchased 89% of it products from four suppliers. At December 31, 2005, amounts due to those suppliers included in accounts payable were $39,600.

                GULF RESOURCES, INC. (formerly DIVERSIFAX, INC.)
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2006 AND 2005

NOTE 12 - CUSTOMER CONCENTRATION

The Company sells a substantial portion of its product to a limited number of customers. During the year ended December 31, 2006, sales to the Company's four largest customers, based on net sales made to such customers, aggregated $16,670,873, or approximately 94% of total net sales, and sales to the Company's largest customer represented approximately 49% of total net sales. At December 31, 2006, amounts due from these customers were $1,187,727. This concentration makes the Company vulnerable to a near-term severe impact, should the relationships be terminated.

For the period ended December 31, 2005, sales to these customers aggregated $12,660,000, or approximately 89% of total net sales, and sales to the Company's largest customer represented approximately 37% of total net sales. At December 31, 2005, amounts due from these customers were $325,193.

NOTE 13 - SUBSEQUENT EVENTS

On February 5, 2007, the Company acquired all of the issued and outstanding stock of Shouguang SYCI Chemical Industry Co., Limited ("SYCI"). Under the terms of the merger agreement, all of the stockholders of SYCI will receive a total amount of 16,188,118 shares of voting common stock of Gulf Resources, Inc. in exchange for all shares of SYCI's common stock held by all stockholders. Also, upon completion of the merger, Gulf Resources, Inc. will be obligated to pay a $2,550,000 dividend to the original stockholders of SYCI. Since the ownership of Gulf Resources, Inc. and SYCI are substantially the same, the merger will be accounted for as a transaction between entities under common control, whereby Gulf Resources, Inc. will recognize the assets and liabilities of SYCI transferred at their carrying amounts.

As of December 31, 2006, the Company accrued $5,344,395 of consulting expense. In March 2007, the Company granted 4,413,450 shares of its common stock as payment for this accrued consulting liability.

                              GULF RESOURCES, INC.
                                AND SUBSIDIARIES

                   UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 31, 2007

                                 C O N T E N T S

                                                                            PAGE
                                                                            ----

CONSOLIDATED BALANCE SHEETS (UNAUDITED)                                     F-16

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)                           F-17

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME                             F-18

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (UNAUDITED)                 F-19

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)                           F-20

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)                      F-22

                              GULF RESOURCES, INC.
                                AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                      MARCH 31, 2007 AND DECEMBER 31, 2006

                                                                  March 31,     December 31,
                                                                     2007           2006
                                                                 -----------    ------------
                                                                 (Unaudited)     (Audited)
        ASSETS

CURRENT ASSETS
  Cash                                                           $ 3,309,606    $ 5,692,608
  Accounts receivable                                              1,613,708      1,403,564
  Inventories                                                        526,544        470,615
  Deposits                                                         1,813,000             --
  Prepaid expenses                                                   862,888             --
  Due from related party                                                  --        555,464
  Prepaid land lease                                                  12,562         12,436
  Income tax receivable                                            1,076,204      1,111,154
                                                                 -----------    -----------
                                                                   9,214,512      9,245,841

PROPERTY, PLANT AND EQUIPMENT, Net                                 4,390,930      4,462,407

DUE FROM RELATED PARTY                                                    --        641,000

PREPAID LAND LEASE, Net of current portion                           608,822        605,820
                                                                 -----------    -----------

TOTAL ASSETS                                                     $14,214,264    $14,955,068
                                                                 ===========    ===========

        LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable and accrued expenses                          $   937,450    $ 6,225,818
  Due to related party                                                32,230         15,384
  Taxes payable                                                      890,769        481,405
                                                                 -----------    -----------

TOTAL LIABILITIES                                                  1,860,449      6,722,607
                                                                 -----------    -----------

        STOCKHOLDERS' EQUITY

COMMON STOCK; $0.001 par value; 70,000,000 shares
  authorized; 48,645,340 and and 43,205,440 shares issued and
  outstanding                                                         48,645         43,205

ADDITIONAL PAID-IN CAPITAL                                         8,900,272      2,668,817

RETAINED EARNINGS - UNAPPROPRIATED                                 1,096,784      3,535,252

RETAINED EARNINGS - APPROPRIATED
  Statutory Common Reserve Fund                                    1,872,477      1,077,864
  Statutory Public Welfare Fund                                           --        538,932

CUMULATIVE TRANSLATION ADJUSTMENT                                    435,637        368,391
                                                                 -----------    -----------

TOTAL STOCKHOLDERS' EQUITY                                        12,353,815      8,232,461
                                                                 -----------    -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                       $14,214,264    $14,955,068
                                                                 ===========    ===========

          See accompanying notes to consolidated financial statements.

                              GULF RESOURCES, INC.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                   THREE MONTHS ENDED MARCH 31, 2007 AND 2006
                                   (UNAUDITED)

                                                        2007             2006
                                                    -----------      -----------

REVENUE
  Net sales                                         $ 9,934,201      $ 7,458,453
  Maintenance service income                            129,126               --
                                                    -----------      -----------
                                                     10,063,327        7,458,453
                                                    -----------      -----------

OPERATING EXPENSES
  Cost of net revenue                                 6,024,702        4,781,647
  General and administrative expenses                   186,050          106,460
                                                    -----------      -----------
                                                      6,210,752        4,888,107
                                                    -----------      -----------

INCOME FROM OPERATIONS                                3,852,575        2,570,346

OTHER INCOME
  Interest income                                         6,842              420
                                                    -----------      -----------
                                                         10,712            4,148
                                                    -----------      -----------

INCOME BEFORE INCOME TAXES                            3,863,287        2,574,494

INCOME TAXES - current                                1,306,474          874,921
                                                    -----------      -----------

NET INCOME                                          $ 2,556,813      $ 1,699,573
                                                    ===========      ===========

BASIC AND DILUTED EARNINGS PER SHARE                $      0.06      $      0.04
                                                    ===========      ===========

BASIC AND DILUTED WEIGHTED AVERAGE
  NUMBER OF SHARES                                   44,091,290       43,205,440
                                                    ===========      ===========

          See accompanying notes to consolidated financial statements.

                              GULF RESOURCES, INC.
                                AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                   THREE MONTHS ENDED MARCH 31, 2007 AND 2006
                                   (UNAUDITED)

                                                          2007            2006
                                                      ----------      ----------

NET INCOME                                            $2,556,813      $1,699,573

OTHER COMPREHENSIVE INCOME
  Foreign currency translation adjustment                 67,246          53,145
                                                      ----------      ----------

COMPREHENSIVE INCOME                                  $2,624,059      $1,752,718
                                                      ==========      ==========

          See accompanying notes to consolidated financial statements.

                              GULF RESOURCES, INC.
                                AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                        THREE MONTHS ENDED MARCH 31, 2007

                                                                                                             Statutory
                                                            Number           Common        Additional          Common
                                                           of Shares          Stock      Paid-in Capital    Reserve Fund
                                                         ------------     ------------     ------------     ------------
BALANCE AT DECEMBER 31, 2006 (AUDITED)                     43,205,440     $     43,205     $  2,668,817     $  1,077,864

Common stock issues as payment for accrued expenses         4,989,900            4,990        5,339,405               --

Common stock issuance for prepaid expenses                    450,000              450          892,050               --

Transfer to reserve funds                                          --               --               --          255,681

Transfer from Statutory Welfare Fund                               --               --               --          538,932

Cumulative translation adjustment                                  --               --               --               --

Dividend distribution                                              --               --               --               --

Net income for the three months ended March 31, 2007               --               --               --               --
                                                         ------------     ------------     ------------     ------------

BALANCE AT MARCH 31, 2007 (UNAUDITED)                      48,645,340     $     48,645     $  8,900,272     $  1,872,477
                                                         ============     ============     ============     ============

                                                           Statutory        Retained         Cumulative
                                                            Public          Earnings         Translation
                                                         Welfare Fund       (Deficit)         Adjustment          Total
                                                         ------------      ------------      ------------     ------------
BALANCE AT DECEMBER 31, 2006 (AUDITED)                   $    538,932      $  3,535,252      $    368,391     $  8,232,461

Common stock issues as payment for accrued expenses                --                --                --        5,344,395

Common stock issuance for prepaid expenses                         --                --                --          892,500

Transfer to reserve funds                                          --          (255,681)               --               --

Transfer from Statutory Welfare Fund                         (538,932)               --                --               --

Cumulative translation adjustment                                  --                --            67,246           67,246

Dividend distribution                                              --        (4,739,600)               --       (4,739,600)

Net income for the three months ended March 31, 2007               --         2,556,813                --        2,556,813
                                                         ------------      ------------      ------------     ------------

BALANCE AT MARCH 31, 2007 (UNAUDITED)                    $         --      $  1,096,784      $    435,637     $ 12,353,815
                                                         ============      ============      ============     ============

          See accompanying notes to consolidated financial statements.

                              GULF RESOURCES, INC.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                   THREE MONTHS ENDED MARCH 31, 2007 AND 2006
                                   (UNAUDITED)

                                                         2007             2006
                                                     -----------      -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                         $ 2,556,813      $ 1,699,574
  Adjustments to reconcile net income
    to net cash provided by operating activities
      Depreciation and amortization                      116,414           49,899
      (Increase) decrease in assets
        Accounts receivable                             (195,170)         262,924
        Inventories                                      (50,963)          84,483
        Deposit                                       (1,806,140)              --
        Prepaid expense                                   29,612           (3,431)
        Prepaid land lease                                 2,999              339
        Income tax receivable                             46,042               --
      Increase (decrease) in liabilities
        Accounts payable and accrued expenses             (6,986)        (273,859)
        Taxes payable                                    402,952         (600,857)
                                                     -----------      -----------

  Net cash provided by operating activities            1,095,573        1,219,072
                                                     -----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property, plant and equipment                   --          (10,844)
                                                     -----------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Increase (decrease) in due to/from director                 --          (61,622)
  Capital contribution                                    50,000               --
  Advances from related party                            902,119          177,453
  Increase (decrease) in due to/from parent              318,655               --
  Dividends paid                                      (4,739,600)      (4,665,000)
                                                     -----------      -----------

  Net cash used in financing activities               (3,468,826)      (4,549,169)
                                                     -----------      -----------

EFFECTS OF EXCHANGE RATE CHANGE ON CASH                   (9,749)          53,146
                                                     -----------      -----------

NET DECREASE  IN CASH                                 (2,383,002)      (3,287,795)

CASH - BEGINNING OF PERIOD                             5,692,608        5,542,388
                                                     -----------      -----------

CASH - END OF PERIOD                                 $ 3,309,606      $ 2,254,593
                                                     ===========      ===========

          See accompanying notes to consolidated financial statements.

                              GULF RESOURCES, INC.
                                AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                   THREE MONTHS ENDED MARCH 31, 2007 AND 2006
                                   (UNAUDITED)

                                                                     2007           2006
                                                                 ----------     ----------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION
    Cash paid during the period for:

    Income taxes                                                 $  921,201     $1,235,708
                                                                 ==========     ==========

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING
  ACTIVITIES

    Issuance of common stock as payment for accrued expenses     $5,344,395     $       --
                                                                 ==========     ==========

    Issuance of common stock for prepaid expenses                $  892,500     $       --
                                                                 ==========     ==========

          See accompanying notes to consolidated financial statements.

                              GULF RESOURCES, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2007
                                   (UNAUDITED)

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying unaudited consolidated financial statements have been prepared by Gulf Resources, Inc. and Subsidiaries (collectively, the "Company"). These statements include all adjustments (consisting only of their normal recurring adjustments) which management believes necessary for a fair presentation of the statements and have been prepared on a consistent basis using the accounting policies described in the Form 10-KSB for the year ended December 31, 2006 ("2006 Form 10-KSB"). Certain financial information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission, although the Company firmly believes that the accompanying disclosures are adequate to make the information presented not misleading. The Notes to Financial Statements included in the 2006 Form 10-KSB should be read in conjunction with the accompanying interim financial statements. The interim operating results for the three months ended March 31, 2007 may not be indicative of operating results expected for the full year.

Basis of Presentation

Upper Class Group Limited was incorporated with limited liability in the British Virgin Islands on July 28, 2006 and was inactive until October 9, 2006 when Upper Class Group Limited acquired all the issued and outstanding stock of Shouguang City Haoyuan Chemical Company Limited ("SCHC"). SCHC is an operating company incorporated in Shouguang City, Shangdong Province, the People's Republic of China (the "PRC") on May 18, 2005. Since the ownership of Upper Class Group Limited and SCHC were the same, the merger was accounted for as a transaction between entities under common control, whereby Upper Class Group Limited recognized the assets and liabilities transferred at their carrying amounts.

On December 12, 2006, Gulf Resources, Inc. (formerly Diversifax, Inc.), a public "shell" company, acquired Upper Class Group Limited and its wholly-owned subsidiary, SCHC (together "Upper Class"). Under the terms of the agreement, all stockholders of Upper Class Group Limited received a total amount of 26,500,000 shares of voting common stock of Gulf Resources, Inc. in exchange for all shares of Upper Class Group Limited common stock held by all stockholders. Under accounting principles generally accepted in the United States, the share exchange is considered to be a capital transaction in substance, rather than a business combination. That is, the share exchange is equivalent to the issuance of stock by Upper Class Group Limited for the net monetary assets of Gulf Resources, Inc., accompanied by a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the share exchange will be identical to that resulting from a reverse acquisition, except no goodwill will be recorded. Under reverse takeover accounting, the post reverse acquisition comparative historical financial statements of the legal acquirer, Gulf Resources, Inc., are those of the legal acquiree, Upper Class Group Limited and Subsidiary, which are considered to be the accounting acquirer. Share and per share amounts stated have been retroactively adjusted to reflect the merger.

On February 5, 2007, Upper Class Group Limited acquired Shouguang Yuxin Chemical Industry Co., Limited ("SYCI") incorporated in PRC on October 30, 2000. Under the terms of the merger agreement, all stockholders of SYCI received a total amount of 16,188,118 shares of voting common stock of Gulf Resources, Inc. in exchange for all shares of SYCI's common stock held by all stockholders. Also, upon the completion of the merger, Gulf Resources, Inc. paid a $2,550,000 dividend to the original stockholders of SYCI. Since the ownership of Gulf Resources, Inc. and SYCI are substantially the same, the merger was accounted for as a transaction between entities under common control, whereby Gulf Resources, Inc. recognized the assets and liabilities of the Company transferred at their carrying amounts. Share and per share amounts stated have been retroactively adjusted to reflect the merger.

                              GULF RESOURCES, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2007
                                   (UNAUDITED)

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Basis of Consolidation

The unaudited consolidated financial statements include the accounts of Gulf Resources, Inc. and its wholly-owned subsidiaries, Upper Class Group Limited, SCHC and SYCI (collectively the "Company"). All material intercompany transactions have been eliminated in consolidation.

The consolidated financial statements have been restated for all periods prior to the merger to include the financial position, results of operations and cash flows of the commonly controlled companies.

Nature of the Business

Gulf Resources, Inc. and Subsidiaries manufactures and trades bromine and crude salt through its SCHC subsidiary, and manufactures chemical products for use in the oil industry and paper manufacturing industry through its SYCI subsidiary.

Reporting Currency

The Company's functional currency is Renminibi ("RMB"); however, the reporting currency is the United States dollar ("USD").

Foreign Currency Translation

Assets and liabilities of the Company have been translated using the exchange rate at the balance sheet date. The average exchange rate for the period has been used to translate revenues and expenses. Translation adjustments are reported separately and accumulated in a separate component of equity (cumulative translation adjustment).

Revenue Recognition

In accordance with Securities and Exchange Commission ("SEC") Staff Accounting Bulletin ("SAB") No. 104, Revenue Recognition, the Company recognizes revenue when persuasive evidence of a customer or distributor arrangement exists or acceptance occurs, receipt of goods by customer occurs, the price is fixed or determinable, and the sales revenues are considered collectible. Subject to these criteria, the Company generally recognizes revenue at the time of shipment or delivery to the customer, and when the customer takes ownership and assumes risk of loss based on shipping terms.

Recently Issued Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 48 ("FIN 48"), Accounting for Uncertainty in Income Taxes. FIN 48 prescribes detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in an enterprise's financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. Tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. FIN 48 will be effective for fiscal years beginning after December 15, 2006, and the provisions of FIN 48 will be applied to all tax positions under Statement No. 109 upon initial adoption. The cumulative effect of applying the provisions of this interpretation will be reported as an adjustment to the opening balance of retained earnings for that fiscal year. The Company adopted FIN 48 effective January 1, 2007. The adoption of FIN 48 did not require an adjustment to the opening balance of retained earnings as of January 1, 2007.

                              GULF RESOURCES, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2007
                                   (UNAUDITED)

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Shipping and Handling Fees and Costs

The Company follows Emerging Issues Task Force ("EITF") No. 00-10, Accounting for Shipping and Handling Fees and Costs. The Company does not charge its customers for shipping and handling. The Company classifies shipping and handling costs as part of the cost of net sales. For the three months ended March 31, 2007 and 2006, shipping and handling costs were $78,764 and $100,576.

NOTE 2 - RETAINED EARNINGS - APPROPRIATED

In accordance with the relevant PRC regulations and the Company's Articles of Association, the Company is required to allocate its profit after tax to the following reserves:

Statutory Common Reserve Funds

The Company is required each year to transfer 10% of the profit after tax as reported under the PRC statutory financial statements to the statutory common reserve funds until the balance reaches 50% of the registered share capital. This reserve can be used to make up any loss incurred or to increase share capital. Except for the reduction of losses incurred, any other application should not result in this reserve balance falling below 25% of the registered capital.

Statutory Public Welfare Funds

Prior to January 1, 2007, the Company was required each year to transfer 5% of the profit after tax as reported under the PRC statutory financial statements to the statutory public welfare funds. This reserve is restricted to capital expenditure for employees' collective welfare facilities that are owned by the Company. The statutory public welfare funds are not available for distribution to the stockholders (except on liquidation). Once capital expenditure for staff welfare facilities has been made, an equivalent amount must be transferred from the statutory public welfare funds to the discretionary common reserve funds. Due to a change in the PRC Company Law, appropriation of profit to the statutory welfare fund is no longer required. Therefore, the Company transferred the balance in the statutory welfare fund to the statutory common reserve fund on January 1, 2007.

NOTE 3 - COMMON STOCK

In March 2007, the Company issued 4,989,900 shares of its common stock as payment for $5,344,395 of accrued consulting expenses.

In March 2007, the Company issued 450,000 shares of its common stock, valued at $892,500 (fair value), for two consulting contracts, one that expires on December 31, 2007 and one that expires in March 2008. These issuances were recorded in prepaid expenses on the balance sheet and expensed over the terms of the contracts.

NOTE 4 - INCOME TAXES

The Company utilizes the asset and liability method of accounting for income taxes in accordance with SFAS No. 109. The statutory PRC tax rate of 33% is equivalent to the Company's effective tax rate.

No provision for deferred taxes has been made as there were no material temporary differences at March 31, 2007 and 2006.

                              GULF RESOURCES, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2007
                                   (UNAUDITED)

NOTE 5 - BUSINESS SEGMENTS

The Company follows SFAS No. 131, Disclosures about Segments of and Enterprise and Related Information, which requires the Company to provide certain information about their operating segments. The Company has two reportable segments: bromine and crude salt and chemical products.

                                         Bromine
                                        and Crude       Chemical          Segment                        Consolidated
                                          Salt          Products           Total          Corporate          Total
                                      --------------  --------------  ----------------  -------------  ----------------
        Three Months Ended
          March 31, 2007
-----------------------------------
Net revenue                           $ 5,301,727      $ 4,761,600      $10,063,327      $        --       $10,063,327
Income (loss) from operations           2,237,638        1,701,276        3,938,914          (86,339)        3,852,575
Total assets                            8,766,446        4,534,931       13,301,377          912,887        14,214,264
Depreciation and amortization              70,085           46,329          116,414               --           116,414

        Three Months Ended
          March 31, 2006
-----------------------------------

Net revenue                           $ 3,954,919      $ 3,503,534      $ 7,458,453      $        --       $ 7,458,453
Income from operations                  1,578,612          991,734        2,570,346               --         2,570,346
Total assets                            4,212,784        3,128,509        7,341,293               --         7,341,293
Depreciation and amortization              39,739           10,160           49,899               --            49,899

                                                         Three Months Ended
                                                            March 31,
                                                -------------------------------
        Reconciliations                             2007                2006
------------------------------                  -----------         -----------

Total segment operating income                  $ 3,938,914         $ 2,570,346
Corporate overhead expenses                         (86,339)                 --
Other income (expense)                               10,712               4,148
Income tax expense                               (1,306,474)           (874,921)
                                                -----------         -----------

Total consolidated net income                   $ 2,556,813         $ 1,699,573
                                                ===========         ===========

NOTE 6 - SUBSEQUENT EVENTS

On April 7, 2007, the Company acquired substantially all of the assets of Wenbo Yu in exchange for 799,286 newly issued shares of the Company's common stock and $3,051,282. The Company paid a deposit of $1,813,000 to Wenbo Yu during the three months ended March 31, 2007.

The assets include a 50 year mineral rights and land lease covering 1,846 acres, or 7.5 square kilometers of real property, with proven and probable reserves of 34,400 tons of bromine being serviced by 575 wells, as well as the related production facility, the wells, the pipelines, other production equipment, and the buildings located on the property.

                              GULF RESOURCES, INC.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2007
                                   (UNAUDITED)

NOTE 6 - SUBSEQUENT EVENTS (Continued)

On May 7, 2007, the Company entered into a Fixed Price Standby Equity Distribution Agreement with eight investors (the "Investors"). Pursuant to the Fixed Price Standby Equity Distribution Agreement, the Company may, at its discretion, periodically sell to the Investors up to 30 million shares of the Company's common stock for a total purchase price of up to $60 million (a per share purchase price of $2.00 per share). The Investors' obligation to purchase shares of common stock under the Fixed Price Standby Equity Distribution Agreement is subject to certain conditions, including the Company obtaining an effective registration statement for the resale of the common stock sold under the Fixed Price Standby Equity Distribution Agreement. The maximum amount of advance under the Fixed Price Standby Equity Distribution Agreement cannot exceed $10 million. In no event can the number of shares issued to any Investor pursuant to an advance cause any Investor to own more than 9.9% of the shares of common stock outstanding.

The commitment period under the Fixed Price Standby Equity Distribution Agreement commences on the earlier to occur of (i) the date that the Registration Statement is declared effective by the Securities and Exchange Commission (the "Effective Date"), or (ii) such earlier date as the Company and the Investors may mutually agree in writing.

The commitment period under the Fixed Price Standby Equity Distribution Agreement expires on the earliest to occur of (i) the date on which the Investors have purchased an aggregate amount of $60 million shares of our common stock under the Fixed Price Standby Equity Distribution Agreement, (ii) the date occurring eighteen months after the Effective Date, or (iii) the date the Agreement is earlier terminated as defined in the agreement.

                             Preliminary Prospectus

                                 ---------------

                        30,000,000 Shares of Common Stock

                              Gulf Resources, Inc.

                              ______________, 2007

We have not authorized any dealer, salesperson or other person to provide any information or make any representations about Gulf Resources, Inc. except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

                                 ---------------

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:

            o     except the common stock offered by this prospectus;

            o in any jurisdiction in which the offer or solicitation is not authorized;

            o in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;

            o to any person to whom it is unlawful to make the offer or solicitation; or

            o to any person who is not a United States resident or who is outside the jurisdiction of the United States.

The delivery of this prospectus or any accompanying sale does not imply that:

            o there have been no changes in the affairs of Gulf Resources, Inc. after the date of this prospectus; or

            o the information contained in this prospectus is correct after the date of this prospectus.

                                 ---------------

All dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

      Under Article 10 of our Restated Certificate of Incorporation, we have agreed to indemnify our officers, directors, employees and agents to the fullest extent permitted by the laws of the State of Delaware, as amended from time to time. In addition, under Section 9 of our Restated Certificate of Incorporation, our directors are not subject to personal liability to us or our stockholders for monetary damages for breach of their fiduciary duties as a director to the fullest extent provided by Delaware law. Section 102 (b) (7) of the Delaware General Corporation Law provides for the elimination off such personal liability, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our Directors, officers and controlling persons, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a Director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25. Other Expenses of Issuance and Distribution

      The following table sets forth the various expenses to be incurred in connection with the registration of the securities being registered hereby, all of which will be borne by us. All amounts shown are estimates except the SEC registration fee.

      SEC registration fee                                             $   1,842
      Legal fees and expenses                                             25,000
      Accounting fees and expenses                                         5,000
      Miscellaneous                                                       10,000
                                                                       ---------

                           Total expenses                              $  41,842
                                                                       =========

Item 26. Recent Sales of Unregistered Securities

      During the past 3 years, we issued the following unregistered securities pursuant to various exemptions from registration under the Securities Act of 1933, as amended:

1. On July 20, 2006, we issued a total of 250,000 shares of our common stock to Irwin A. Horowitz, our then chief executive officer, for an aggregate purchase price of $425,000, or $0.017 per share, which we applied against our preexisting liability to Horowitz.

      We believe that this transaction was exempt from registration under
Section 4(2) of the Securities Act of 1933 and Rule 506 promulgated thereunder.

2. On December 11, 2006, we issued a total of 26,500,000 shares of our common stock to the shareholders of Upper Class Group Limited ("UCG"), a British Virgin Islands company, in connection with the merger of our wholly-owned subsidiary, DFAX Acquisition Vehicle, Inc. ("DFAX") with and into UCG in accordance with that certain Agreement and Plan of Merger, dated as of December 10, 2006, by and among us, DFAX , UCG, and the shareholders of UCG (the "Merger Agreement.")

      On February 5, 2007, we issued a total of 16,188,118 shares of our common stock and our non-interest bearing promissory notes in the aggregate principal amount of $2,550,000 to the shareholders of Shouguang Yuxin Chemical Industry Co., Ltd. ("SYCI") in exchange for the all of the outstanding shares of SYCI under a Share Exchange Agreement with UCG, SCHC, SYCI and the shareholders of SYCI.

      These shares were issued without registration under Section 5 of the Securities Act of 1933, as amended (the "Securities Act") in reliance on the exemption from registration contained in Section 4(2) of the Securities Act and Regulation S under the Securities Act.

      . We believe that all of the requirements to qualify to use the exemption from registration contained in Section 4(2) of the Securities Act have been satisfied in connection with the issuance of these shares. Specifically, (i) we have determined that each investor is knowledgeable and experienced in finance and business matters and thus is able to evaluate the risks and merits of acquiring our securities; (ii) each investor has advised us that he, she or it is able to bear the economic risk of purchasing our common stock; (iii) we have provided each investor with access to the type of information normally provided in a prospectus; and (iv) we did not use any form of public solicitation or general advertising in connection with the issuance of the shares.

      We also believe that the issuance of our shares to these investors constituted an offshore transaction. Each investor was a resident of China, and at the time we offered to issue our shares to these investors, each investor was located in China. At the time we issued our common stock to these investors, we reasonably believed that each investor was outside of the United States. As a result, we believe that these facts also enable us to rely on Regulation S for an exemption from the registration requirements of Section 5 of the Securities Act with respect to the issuance of these shares.

3. In March 2007, we issued 4,989,900 shares of our common stock as payment for $5,344,395 of accrued consulting expenses.

      In March 2007, we issued 450,000 shares of our common stock, valued at $892,500 (fair value), for two consulting contracts, one that expires on December 31, 2007 and one that expires in March 2008.

      We relied upon the exemption provided in Section 4(2) of the Securities Act and/or Rule 506 thereunder, which covers "transactions by an issuer not involving any public offering," to issue these securities without registration under the Securities Act. We made a determination in each case that the person to whom the securities were issued did not need the protections that registration would afford. The certificates representing the securities issued displayed a restrictive legend to prevent transfer except in compliance with applicable laws, and our transfer agent was instructed not to permit transfers unless directed to do so by our company, after approval by our legal counsel. We believe that the investors to whom securities were issued had such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the prospective investment. We also believe that the investors had access to the same type of information as would be contained in a registration statement.

4. On April 7, 2007, in consideration for the purchase of the assets located in the Shouguang City Qinshuibo Area, we issued to Wenbo Yu 799,286 shares of our common stock and a non-interest bearing promissory note in the aggregate principal amount of $3,051,282 We believe that the issuance of the shares and the note was exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") in reliance on the exemption from registration contained in Section 4(2) of the Securities Act and in Regulation S under the Securities Act.

Item 27. Exhibits

Exhibit   Description
-------   -----------

2.1 Agreement and Plan of Merger dated December 10, 2006, among the Registrant, DFAX Acquisition vehicle, Inc., Upper Class Group Limited and the shareholders of UCG, incorporated herein by reference to
          Exhibit 10 to the Registrant's Current Report on Form 8-K filed on December 12, 2007.

2.2 Share Exchange Agreement among the Registrant, Upper Class Limited, Shougnag Yuxin Chemical Industry Company Limited and shareholders of Shougnag Yuxin Chemical Industry Company Limited, incorporated herein by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed on February 9, 2007.

3.1 Restated Certificate of Incorporation, incorporated herein by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-1 (No. 33-46580) declared effective on November 18, 1992.

3.2 Amendment to Restated Certificate of Incorporation., increasing the authorized capital stock, incorporated herein by reference to Exhibit A to the Registrant's definitive Schedule 14A filed on ______, 1995.

3.3 Amendment to Restated Certificate of Incorporation., increasing the authorized capital stock, incorporated herein by reference to Exhibit B to the Registrant's definitive Schedule 14A filed on August 12, 1997.

3.4 Amendment to Restated Certificate of Incorporation., increasing the authorized capital stock, incorporated herein by reference to Exhibit A to the Registrant's definitive Schedule 14A filed on October 16, 1998.

3.5 Amendment to Restated Certificate of Incorporation, filed with the Secretary of the State of Delaware on October 16, 2006, effecting a reverse stock split.

3.6 Amendment to Restated Certificate of Incorporation, changing the name of the Registrant to Gulf Resources, Inc., incorporated herein by reference to Exhibit 3.1 of the Registrant's Current Report on Form 8-K filed on February 20, 2007.

3.3 By-laws, incorporated herein by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-1 (No. 33-46580) declared effective on November 18, 1992.

4.1 Certificate of Designation, Powers, Preferences and Rights of Series D Convertible Preferred Stock incorporated herein by reference to
          Exhibit 3 (c) to the Registrant's Registration Statement on Form SB-2 (No. 33-30021) filed on June 25, 1997.

4.2 Non-interest bearing promissory note dated April 7, 2007 in the aggregate principal amount of $3,051,282 issued to Wenbo Yu incorporated herein by reference to Exhibit 99.2 to the Registrant's Current Report on Form 8-K filed on April 10, 2007.

5.1       Opinion of Eaton & Van Winkle LLP

10.01 Stock Purchase Agreement, dated as of August 25, 2006, by and between Juxiang Yu and Irwin Horowitz, incorporated herein by reference to
          Exhibit 99.1 to the Registrant's Current Report on Form 8-K filed on August 31, 2006.

10.02 Fixed Price Standby Equity Distribution Agreement dated May 7, 2006, incorporated herein by reference to Exhibit 99.1 of the Registrant's Current Report on Form 8-K filed on May 10, 2007.

10.3 Asset Purchase Agreement between the Registrant and Shougang City Haoyuan Chemical Company Limited and Wenbo Yu dated April 4, 2007, incorporated herein by reference to Exhibit 99.1 to the Registrant's Current Report on Form 8-K filed on April 10, 2007.

21.1      List of Subsidiaries

23.1      Consent of Eaton & Van Winkle LLP (included in Exhibit 5.1)

23.2      Consent of Morison Cogen LLP

Item 28. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933, as amended (the "Securities Act");

      (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

      provided, however, that paragraphs (1) (i), (1) (ii) and (1) (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or
      Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this registration statement.

(2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)   Not applicable.

(5) That for the purpose of determining liability under the Securities Act of 1933 to any purchaser: Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

      (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

      (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

      (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

      (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned on June 22, 2007.

                                        GULF RESOURCES, INC.


                                        By: /s/ Ming Yang
                                            ------------------------------------
                                            Ming Yang
                                            Chairman and Chief Executive Officer
                                            (principal executive officer)


                                        By: /s/ Min Li
                                            ------------------------------------
                                            Min Li
                                            Chief Financial Officer
                                            (principal financial officer)

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                    Title                                Date
---------                    -----                                ----

/s/ Ming Yang
------------------------     Chairman, Chief Executive Officer    June 22, 2007
Ming Yang                    and a Director


/s/ Naihui Miao
------------------------     Secretary and a Director             June 22, 2007
Naihui Miao